UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Jameson Inns, Inc.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title to each class of securities to which transaction applies:

Common Stock, par value $.10 per share of Jameson Inns, Inc.

2)	Aggregate number of securities to which transaction applies:

(1) 57,834,890 shares of Jameson Inns, Inc. common stock (as of May 18, 2006), (2) 868,400 shares of Jameson Inns, Inc. common stock underlying stock options to purchase Jameson Inns, Inc. common stock, of which 617,400 shares underlie options with an exercise price of less than $2.97 (as of May 18, 2006), and (3) approximately 14,975,379 shares of Jameson Inns, Inc. common stock to be issued upon conversion of the 7% Convertible Senior Subordinated Notes due 2010

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $23,147 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $107.00 per million of the aggregate merger consideration of $216,331,258. The aggregate merger consideration is calculated as the sum of (1) the product of 57,834,890 shares of Jameson Inns, Inc. common stock and the merger consideration of $2.97 per share in cash, (2) an amount, with respect to each outstanding option to acquire shares of common stock of Jameson Inns, equal to (i) the excess, if any, of (x) $2.97 over (y) the exercise price per share subject to such option multiplied by (ii) the number of shares of Jameson Inns, Inc, stock for which such option has not been exercised and (3) the product of 14,975,379 shares of Jameson Inns, Inc. common stock estimated to be issued upon conversion of the 7% Convertible Senior Subordinated Notes due 2010 (for the purposes of this calculation only, we assume a closing date of July 30, 2006) and the merger consideration of $2.97 per share in cash.

4)	Proposed maximum aggregate value of transaction:

$216,331,258

5)	Total fee paid:

$23,147

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Preliminary Copy – Subject to Completion

[DATE]

Dear Jameson Shareholder:

You are cordially invited to attend a special meeting of shareholders of Jameson Inns, Inc. to be held on July 26, 2006 at 10:00 a.m., local time, at South Terraces Conference Center, 115 Perimeter Center Place, Atlanta, Georgia 30346.

At the special meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of May 22, 2006, among Argila, LLC, (an affiliate of JER Partners), Whiskey Merger Corp., a wholly owned subsidiary of Argila, LLC, and Jameson Inns, Inc. Pursuant to the merger agreement, Whiskey Merger Corp. will merge with and into Jameson and Jameson will become a wholly owned subsidiary of Argila. You will also be asked to consider and vote upon the approval of an amendment to our articles of incorporation to eliminate the stock ownership restrictions which are no longer relevant or needed since we relinquished our status as a real estate investment trust. Approval of this amendment is a condition to the closing of the merger. Therefore, if you wish to approve the merger, you should approve this amendment.

We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement and the approval of the amendment to our articles of incorporation at the time of the special meeting.

If the merger is completed, Jameson shareholders will receive $2.97 in cash, without interest and less any applicable withholding tax, for each share of Jameson common stock owned by them as of the date of the merger.

Our board of directors determined that the merger agreement and the merger and the amendment to the articles of incorporation are in the best interests of Jameson and its shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement and “FOR” the approval of the amendment to the articles of incorporation at the special meeting.

The enclosed proxy statement provides detailed information about the merger agreement, the merger and the proposed amendment to our articles of incorporation. We encourage you to read this proxy statement carefully, including its appendices.

Your vote is very important, regardless of the number of shares you own. The merger agreement and the amendment to the articles of incorporation must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the merger agreement and “AGAINST” approval of the amendment to the articles of incorporation. Only shareholders who owned shares of Jameson common stock at the close of business on June 21, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. To vote your shares, you may use the enclosed proxy card, vote via the Internet or telephone or attend the special meeting and vote in person. On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. I look forward to seeing you at the special meeting.

Sincerely,

Thomas W. Kitchin Chairman of the Board and Chief Executive Officer

This proxy statement is dated [DATE], 2006 and is being mailed to shareholders of Jameson on or about [DATE], 2006.

JAMESON INNS, INC.

41 Perimeter Center East, Suite 400

Atlanta, Georgia 30346-1903

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Date:	July 26, 2006
Time:	10:00 a.m., local time
Place:	South Terraces Conference Center 115 Perimeter Center Place Atlanta, Georgia 30346

The special meeting of the shareholders of Jameson Inns, Inc. will be held to address the following items of business:

1.	to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of May 22, 2006, among Argila, LLC, a Delaware limited liability company (an affiliate of JER Partners), Whiskey Merger Corp., a Georgia corporation and wholly owned subsidiary of Argila, LLC, and Jameson Inns, Inc., a Georgia corporation, as more fully described in the enclosed proxy statement;

2.	to consider and vote on the approval of the proposed amendment to our articles of incorporation to eliminate common stock ownership restrictions originally adopted because of our status as a real estate investment trust;

3.	to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement or the amendment to the articles of incorporation at the time of the special meeting; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholder approval of Proposal 2 is a condition to the completion of the merger. Therefore, if you wish to approve the merger, you should also approve Proposal 2.

It is important that your shares be voted. The affirmative vote of the holders of a majority of our outstanding common stock entitled to vote at the special meeting is required to approve the merger agreement and to amend our articles of incorporation. Holders of common stock of record on June 21, 2006 are entitled to one vote for each share of common stock held.

All shareholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger agreement, in favor of the amendment to the articles of incorporation and in favor of adjournment or postponement of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you fail to return your proxy card, do not vote via the Internet or by telephone, and do not attend the meeting and vote in person, your shares will effectively be counted as a vote against approval of the merger agreement and the amendment to our articles of incorporation and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The independent members of our board of directors carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement. Subsequent to the determinations and recommendation of the independent directors, our board of directors has adopted the merger agreement and the proposed amendment to our articles of incorporation and has determined that the merger agreement and the merger are in the best interests of Jameson and its shareholders. The board of directors recommends that you vote “FOR” the approval of the merger agreement at the special meeting and “FOR” the approval of the amendment to our articles of incorporation at the special meeting. The board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement and the amendment to our articles of incorporation at the time of the special meeting.

Dissenters’ Rights: Jameson shareholders who do not vote in favor of approval of the merger agreement and who perfect their dissenters’ rights by complying with all the required procedures under Georgia law will have the right to seek payment for the fair value of their shares if the merger is completed. See “The Merger—Dissenters’ Rights” beginning on page 31 and Appendix D to the accompanying proxy statement.

By order of the Board of Directors,

Steven A. Curlee
Vice President — Legal and Secretary
Atlanta, Georgia
[ ], 2006

It is important that you sign, date and promptly return your proxy card in the enclosed envelope, so that your shares will be represented whether or not you plan to attend the meeting. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each card should be signed and returned. No postage is required if mailed in the United States. For instructions on how to submit your proxy by telephone or Internet, see your proxy card. This proxy statement has information about the special meeting and was prepared by our management for the Board of Directors.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

i

Appendix A —	Agreement and Plan of Merger
Appendix B —	Form of Amendment to Articles of Incorporation
Appendix C —	Opinion of JMP Securities LLC
Appendix D —	Article 13 of the Georgia Business Corporation Code

QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE AMENDMENT TO OUR ARTICLES OF INCORPORATION

The following Q&A is intended to address some commonly asked questions regarding the merger and the amendment to our articles of incorporation. These questions and answers may not address all questions that may be important to you as a Jameson shareholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the exhibits to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Jameson Inns, Inc. In addition, we refer to Jameson Inns, Inc. as “Jameson” and to Argila, LLC as “Argila.” Argila is an affiliate of JER Partners, which has been formed by J.E. Robert Companies. JER Partners is sometimes referred to as “JER”.

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of shareholders, or at any adjournments, postponements or continuations of the special meeting.

Q:	What am I being asked to vote on?

A:	Merger Agreement. You are being asked to vote to approve a merger agreement that provides for the acquisition of Jameson by Argila. The proposed acquisition would be accomplished through a merger of Whiskey Merger Corp., a wholly owned subsidiary of Argila (which we refer to as “merger sub”), with and into Jameson. As a result of the merger, Jameson will become a wholly owned subsidiary of Argila, and Jameson common stock will cease to be traded on The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Amendment to Articles of Incorporation. In addition, you are being asked to vote to approve the amendment to our articles of incorporation to eliminate common stock ownership restrictions originally adopted because of our status as a real estate investment trust.

Both the approval of the merger and the approval of the amendment to our articles of incorporation are conditions to closing of the merger. Therefore, if you wish to approve the merger, you should also approve the amendment to our articles of incorporation.

Adjournment or Postponement. Finally, you are being asked to grant Jameson management discretionary authority to adjourn or postpone the special meeting. If, for example, we do not receive proxies from shareholders holding a sufficient number of shares to approve the proposed transaction or the amendment to our articles of incorporation, we could use the additional time to solicit additional proxies in favor of approval of the merger agreement and the amendment to our articles of incorporation.

Q:	What will I receive in the merger?

A:	As a result of the merger, you will receive $2.97 in cash, without interest and less any applicable withholding tax, for each share of Jameson common stock you own as of the date of the merger.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our shareholders. Please do not send your stock certificates with your proxy card.

Q:	How does Jameson’s board recommend that I vote?

A:

At a meeting held on May 22, 2006, our board of directors unanimously, with one member absent, adopted the merger agreement and determined that the merger agreement, the merger and the amendment to our articles of incorporation are in the best interests of Jameson and its shareholders.

Our board of directors recommends that you vote “FOR” the approval of the merger agreement, “FOR” the amendment to our articles of incorporation and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the approval of the merger agreement and the amendment to our articles at the time of the special meeting.

Q:	Do any of Jameson’s directors or officers have interests in the merger that may differ from those of Jameson shareholders?

A:	Yes. We have employment agreements with our executive officers which provide for severance payments if the executive officer elects to terminate his employment upon a change of control, such as the merger. In addition, our officers and directors hold restricted stock that will vest immediately prior to the effective time of the merger and options that will be “cashed out” upon the closing of the merger. See “The Merger—Interests of our Executive Officers and Directors in the Merger” beginning on page 29] for a description of the rights of our executive officers and directors that come into effect in connection with the merger.

Q:	What factors did the Jameson board of directors consider in making its recommendation on the merger?

A:	In making its recommendation, our board of directors took into account, among other things, the $2.97 per share cash consideration to be received by holders of our common stock in the merger in relation to the current market price of our common stock, the timing of the proposed merger, our business, competitive position, strategy and prospects, the resources of JER, the current operations of JER and Longhouse Hospitality, LLC, a hotel operating company headquartered in Atlanta, Georgia and affiliated with JER, the effects the merger would have on our headquarters and field employees, the written fairness opinion of our financial advisor, and the terms and conditions of the merger agreement, including our ability to solicit offers and participate in discussions or negotiations with third parties during the active solicitation period ending at 12:01 a.m. on the 25th day following the date of the merger agreement, the relatively low two-tiered termination fee arrangement, and our ability to furnish information to, and participate in negotiations with, a third party should we receive a superior offer after the solicitation period.

Q:	What votes are required to approve the merger agreement and the amendment to our articles of incorporation?

A:	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The approval of the amendment to our articles of incorporation requires the same vote. Both the approval of the merger and the approval of the amendment to our articles of incorporation are conditions to closing of the merger.

As of June 21, 2006, the record date for determining who is entitled to vote at the special meeting, there were [            ] shares of Jameson common stock issued and outstanding. In connection with the execution of the merger agreement, each of Thomas W. Kitchin, the chairman of our board of directors and our chief executive officer, and Craig R. Kitchin, a director and our president and chief financial officer, have agreed to vote the shares of Jameson common stock over which he exercises voting control for the approval of the merger agreement and for the approval of the amendment to our articles of incorporation.

Q:	What if I just vote for the approval of the merger agreement and don’t vote to approve the amendment to our articles of incorporation?

A:	Both approvals are conditions to closing of the merger. The merger cannot be completed if the approval of the merger is not obtained. In addition, the merger will not be completed if the approval of the amendment to our articles of incorporation is not obtained and we and Argila do not waive this condition. Therefore, if you wish to approve the merger, you should also approve the amendment to our articles of incorporation.

Q:	Where and when is the special meeting of shareholders?

A:	The Jameson special meeting will be held on Wednesday, July 26, 2006, at 10:00 a.m., local time, at South Terraces Conference Center, 115 Perimeter Center Place, Atlanta, Georgia 30346.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on June 21, 2006, are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at [https://www.proxyvotenow.com/ ] or telephonically by calling [1- ]. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on [ ,] 2006. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The approval of the

v

amendment to our articles of incorporation also requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” the approval of the merger agreement and “AGAINST” the approval of the amendment of our articles of incorporation. For the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions and broker non-votes will have the effect of a negative vote.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If your Jameson shares are held in your name, you can change your vote in one of three ways.

•	First, you can deliver to the Secretary of Jameson a written notice bearing a date later than the proxy you delivered to Jameson stating that you would like to revoke your proxy, provided the notice is received by 11:59 p.m. Eastern Time on [ ], 2006.

•	Second, you can complete, execute and deliver to the Secretary of Jameson a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Time on [ ], 2006.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Jameson at Jameson Inns, Inc., 41 Perimeter Center East, Suite 400, Atlanta, Georgia 30346-1903, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against approval of the merger agreement and against approval of the amendment to our articles of incorporation.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Jameson common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you transfer your shares of Jameson common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in the merger and the shareholder’s adjusted tax basis in the shares of Jameson common stock converted into cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger—Certain Material United States Federal Income Tax Consequences of the Merger” beginning on page 34.

Q:	What will the holders of Jameson stock options receive in the merger?

A:	Immediately prior to the effective time of the merger, each outstanding stock option will be canceled in exchange for a cash payment by Jameson at the effective time of an amount equal to (i) the excess, if any, of (x) $2.97 over (y) the exercise price per share of our common stock subject to such stock option, multiplied by (ii) the number of shares of Jameson common stock for which such stock option has not been exercised.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the third quarter of calendar 2006. Among other things, prior to closing, we must obtain the approval of our shareholders at the special meeting. We cannot assure you as to whether all the conditions to completion of the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q:	What rights do I have if I oppose the merger?

A:	Our shareholders are entitled to exercise dissenters’ rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may dissent and seek payment of the fair value of your shares under Georgia law. To do so, however, you must comply with all of the required procedures under Georgia law. See “The Merger—Dissenters’ Rights” beginning on page 31.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $2.97 in cash, without interest and less any applicable withholding tax, for each share of our common stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Jameson Inns, Inc.
Attn: Secretary
41 Perimeter Center East, Suite 400
Atlanta, Georgia 30346-1903
(770) 481-0305

or

The Altman Group
1200 Wall Street West, 3rd. Fl.
Lyndhurst, New Jersey 07071
(201) 806-7300

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the appendices to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Obtain Additional Information” on page 53. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement, the legal document that governs the merger.

The Companies (page 13)

Jameson Inns, Inc.

41 Perimeter Center East, Suite 400

Atlanta, Georgia 30346-1903

Telephone: (770) 481-0305

Jameson Inns, Inc. was founded in 1987 by Thomas W. Kitchin, our chairman and chief executive officer, and originally began operations as a Delaware corporation. In 1993, we became a Georgia corporation. We completed our initial public offering in 1994. We currently own and operate 107 proprietary-branded hotel properties in the southeastern and midwestern United States. We have also franchised 11 hotels to operate as Jameson Inns. In total, there are currently 118 Inns (110 under the Jameson Inn brand and eight under the Signature Inn brand), with a combined 7,510 guestrooms in 12 states.

Argila, LLC

1650 Tysons Boulevard

McLean, Virginia 22102

Telephone: (703) 714-8086

Argila, LLC is an affiliate of JER. JER is the investment arm of the J.E. Robert Companies, which over the last 25 years has developed a reputation as one of the premier real estate investment and asset management firms. Since launching its real estate investment program 15 years ago, JER, together with its financial partners, has acquired over 14,000 assets with a gross investment in excess of $14 billion. JER has built a global presence, with offices in the United States and Europe, and has completed investments in ten countries worldwide.

JER currently manages six discretionary private equity capital funds aggregating $2.3 billion of committed equity and is focused on investing in real estate portfolios, commercial mortgage backed securities and loans, individual assets, and operating companies in North America and Europe.

Whiskey Merger Corp.

1650 Tysons Boulevard

McLean, Virginia 22102

Telephone: (703) 714-8086

Incorporated on May 17, 2006, Whiskey Merger Corp., a Georgia corporation and a wholly owned subsidiary of Argila, was organized solely for the purpose of entering into the merger agreement with Jameson and completing the merger. Whiskey Merger Corp. has not conducted any business operations. Whiskey Merger Corp. is the successor in interest under the merger agreement to a Delaware company that is also a wholly owned subsidiary of Argila and was the initial party to the merger agreement.

Merger Consideration (page 36)

If the merger is completed, you will receive $2.97 in cash, without interest and less any applicable withholding tax, in exchange for each share of Jameson common stock that you own and for which you have not properly exercised dissenters’ rights.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Jameson shareholder and will have no rights as an Argila shareholder as a result of the merger. Jameson shareholders will receive the merger consideration after exchanging their Jameson certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after closing of the merger.

Treatment of Options Outstanding Under Our Stock Plans (page 37)

Each stock option outstanding immediately prior to the effective time of the merger will be canceled in exchange for a cash payment by Jameson at the effective time of an amount equal to (i) the excess, if any, of (x) $2.97 over (y) the exercise price per share of our common stock subject to such stock option, multiplied by (ii) the number of shares of Jameson common stock for which such stock option has not been exercised.

Market Price of Jameson Shares (page 9)

Our common stock trades on The Nasdaq National Market under the symbol “JAMS.” On May 19, 2006, the last full trading day before the public announcement of the merger, the closing price for our common stock was $2.29 per share. On [    ], 2006, the latest practicable trading day for which we could determine the closing price before the printing of this proxy statement, the closing price for our common stock was $[    ] per share.

Certain Material United States Federal Income Tax Consequences of the Merger (page 34)

The exchange of shares of our common stock for the $2.97 per share cash merger consideration will be a taxable transaction to our shareholders for United States federal income tax purposes. For United States federal income tax purposes, you will generally recognize gain or loss from the merger in an amount determined by the difference between the cash you receive in the merger and the aggregate adjusted tax basis in your Jameson common stock.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of our Board of Directors (page 21)

Our board of directors recommends that you vote ”FOR” approval of the merger agreement, “FOR” approval of the amendment to our articles of incorporation and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. At a special meeting of our board on May 22, 2006, after careful consideration, including consideration of the recommendation of the independent members of the board of directors, and consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are in the best interests of Jameson and its shareholders and adopted the merger agreement.

Opinion of Our Financial Advisor (page 23)

In connection with the merger, JMP Securities delivered a written opinion to our board of directors to the effect that, as of May 22, 2006, and based upon and subject to the factors, assumptions and limitations set forth in the opinion, the merger consideration to be received by the holders of the outstanding shares of Jameson common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.

The full text of the written opinion of JMP Securities, which is dated May 22, 2006, and sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with such opinion, is attached as Appendix C. We encourage you to read this opinion carefully in its entirety. JMP Securities provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The opinion of JMP Securities is directed to our board of directors and does not constitute a recommendation as to how any holder of Jameson common stock should vote with respect to the merger.

The Special Meeting of Our Shareholders (page 10)

Date, Time and Place. A special meeting of our shareholders will be held on July 26, 2006, at South Terraces Conference Center, 115 Perimeter Center Place, Atlanta, Georgia 30346 at 10:00 a.m., local time, to:

•	consider and vote upon the approval of the merger agreement,

•	consider and vote upon the approval of the amendment to our articles of incorporation,

•	adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement or the amendment to our articles of incorporation at the time of the special meeting, and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 21, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are [            ] shares of our common stock entitled to be voted at the special meeting.

Required Vote. The approval of the merger agreement and the approval of the amendment to our articles of incorporation each require the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting, whether or not a quorum is present, in person or represented by proxy, at the special meeting.

Interests of Our Executive Officers and Directors in the Merger (page 29)

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than their interests as Jameson shareholders generally, including those described below. These interests may be different from, or in conflict with, your interests as Jameson shareholders. The members of our board of directors were aware of these additional interests, and considered them, when they adopted the merger agreement.

•	Our current employment agreements with our executive officers provide that upon a change of control, the officer may elect to terminate his employment and receive severance payments over a period of 12 to 24 months, depending on the terms of that officer’s employment agreement. The merger agreement provides that executive officers who are entitled to these severance payments will receive their payment in a lump sum at the effective time (except that certain payments of deferred compensation within the meaning of the Internal Revenue Code may be postponed until six months after the effective time).

•	Our directors and executive officers will have all of their stock options “cashed out” and canceled in connection with the completion of the merger and will receive an amount in cash, less applicable withholding taxes, equal to the product of (i) the number of shares issuable upon exercise of such option, and (ii) the excess, if any, of $2.97 per share over the exercise price per share provided for in such option.

•	Our directors and officers will have all of their shares of restricted stock award granted under our stock plans vest immediately prior to the effective time of the merger, and the restrictions associated with each restricted stock award will be deemed waived.

•	The merger agreement provides for indemnification arrangements for our current and former directors and officers that will continue from the effective time of the merger until the expiration of any applicable statute of limitations and for insurance arrangements for our current directors and officers for six years after the effective time of the merger.

•	Prior to closing, certain of our executive officers may be offered and may accept positions with Jameson following the merger on terms that are expected to be substantially similar to their current employment terms.

Voting Agreement (page 46)

In connection with the merger agreement, Thomas W. Kitchin and Craig R. Kitchin, both members of the board of directors and senior officers, have agreed to vote the shares of Jameson common stock over which they exercise voting control for the approval of the merger agreement.

Conditions to the Closing of the Merger (page 43)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

Argila and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the merger agreement and the amendment to our articles of incorporation are approved by our shareholders at the special meeting; and

•	no court order or other legal restraint or prohibition preventing the consummation of the merger shall be in effect.

Argila will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	certain of our representations and warranties made in the merger agreement are true and correct and our other representations and warranties made in the merger agreement are true and correct in all material respects;

•	we have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing of the merger;

•	there is not any pending governmental action that has arisen after the date of the merger agreement and has a reasonable likelihood of success and that would have certain specified effects on the merger, Argila or us;

•	we have filed the amendment to our articles of incorporation with the Georgia Secretary of State; and

•	the amount of shares held by shareholders who are exercising their dissenters’ rights in accordance with Georgia law is not more than 10% of our outstanding shares.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	certain of Argila’s and merger sub’s representations and warranties made in the merger agreement are true and correct and their other representations and warranties made in the merger agreement are true and correct in all material respects; and

•	Argila and merger sub have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger.

Permitted Solicitation of Takeover Proposals and Limitations on Considering Other Acquisition Proposals (pages 40 and 41)

We have agreed that until 12:01 a.m. on the 25th day following the execution of the merger agreement (the “permitted solicitation period”), we are permitted to solicit the submission of takeover proposals and participate in discussions or negotiations relating to takeover proposals with up to seven potential buyers, but with no participation or involvement as a participant in a takeover proposal by Thomas W. Kitchin or Craig R. Kitchin or their affiliates. After the permitted solicitation period until the closing of the merger or termination of the merger agreement, we must cease any existing solicitations, discussions or negotiations regarding any takeover proposal. After the permitted solicitation period until the closing of the merger or termination of the merger agreement, we also may not, and may not permit any of our subsidiaries to, nor may we authorize any representative of Jameson or our subsidiaries to:

•	directly or indirectly, solicit, initiate or encourage the submission of any takeover proposal;

•	enter into any agreement with respect to any takeover proposal; or

•	directly or indirectly through another person participate in any discussions or negotiations regarding or furnish any non-public information with respect to any takeover proposal.

At any time prior to obtaining the shareholder approval, we may nevertheless in response to any bona fide written takeover proposal following the date of the merger agreement that is not otherwise obtained in violation of the restrictions set forth in the immediately preceding bullet points and that our board of directors determines in good faith is or is reasonably likely to become an offer that is superior to the merger:

•	furnish information pursuant to a confidentiality agreement; and

•	participate in discussions or negotiations with the person making the takeover proposal.

Subject to the satisfaction of certain conditions, our board may withdraw or modify its recommendation to our shareholders for approval of the merger agreement. In the event that our board withdraws or modifies its recommendation in a manner adverse to Argila, we may be required to pay to Argila a termination fee of $2,500,000 if the merger agreement is terminated prior to the end of the permitted solicitation period or $5,000,000 if the merger agreement is terminated after the end of the permitted solicitation period.

Termination of the Merger Agreement (page 44)

The merger agreement can be terminated under certain circumstances, including:

•	by mutual written consent;

•	by either Argila or us, if the merger has not been consummated by December 31, 2006, which we refer to as the “outside closing date,” unless the failure to consummate the merger is the result of a willful and material breach of the agreement by the party seeking to terminate the agreement;

•	by either Argila or us, if any governmental entity issues an order or ruling or takes action to permanently enjoin or restrain the merger and such action has become final and nonappealable;

•	by either Argila or us, if any condition to the merger becomes incapable of satisfaction prior to the outside closing date, provided the failure of such condition is not the result of a material breach of a transaction agreement by the party seeking to terminate the merger agreement;

•	by either Argila or us, if our shareholders do not approve the merger agreement and the amendment to our articles of incorporation at the special meeting;

•	by Argila, if we breach or fail to perform in any material respect any of our representations, warranties or covenants in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to closing and cannot be or has not been cured within 30 days of written notice to us of such breach (provided Argila is not then in material breach of any representation, warranty or covenant);

•	by Argila:

•	if our board of directors or any committee of the board withdraws or modifies in a manner adverse to Argila its recommendation in favor of the approval of the merger agreement and amendment to our articles of incorporation to our shareholders;

•	if the board of directors or any committee of the board approves or recommends, or proposes publicly to approve or recommend another takeover proposal;

•	if the board of directors or any committee of the board approves any agreement relating to another takeover proposal;

•	if we or any of our officers, directors or agents take any action prohibited by the no solicitation provisions of the merger agreement;

•	if we give Argila a superior proposal notice;

•	if a tender or exchange offer has commenced and we fail to make a statement within ten business days recommending the rejection of a tender or exchange offer for our common stock;

•	by us, if Argila or merger sub breaches or fails to perform in any material respect any of its representations, warranties or covenants in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to closing and cannot be or has not been cured within 30 days of written notice to us of such breach (provided we are not then in material breach of any representation, warranty or covenant);

•	by us, if, prior to receipt of shareholder approval of the merger agreement and amendment to our articles of incorporation, our board of directors makes an adverse recommendation change and authorizes us to accept a definitive agreement providing for a bona fide superior offer and Argila does not respond with a matching offer within five business days and we pay a termination fee.

Termination Fees and Expenses (page 45)

The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

The merger agreement requires, however, that we pay Argila a termination fee if:

•	we terminate the merger agreement prior to shareholder approval after our board of directors makes an adverse recommendation change and authorizes us to accept a definitive agreement providing for a bona fide superior offer and Argila has not does not respond with a matching offer within five business days; or

•	Argila terminates the merger agreement after:

•	our board of directors or any committee of the board makes an adverse recommendation change;

•	we or any of our officers, directors or agents take any action prohibited by the no solicitation provisions of the merger agreement;

•	we give Argila a superior proposal notice; or

•	a tender or exchange offer has commenced and we fail to make a statement within ten business days recommending the rejection of a tender or exchange offer for our common stock.

We must also pay a termination fee if:

•	any person makes a takeover proposal; and

•	we or Argila terminate the merger agreement because the merger is not consummated by December 31, 2006, or because shareholder approval is not obtained (but only if the takeover proposal is publicly announced at or prior to the time of the shareholder meeting), or Argila terminates because we breach or fail to perform in any material respect any of our representations, warranties or covenants in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to closing and cannot be or has not been cured within 30 days of written notice to us of such breach (provided Argila is not then in material breach of any representation, warranty or covenant); and

•	within 12 months after the date of termination of the merger agreement, we enter into a definitive agreement to consummate, or consummate, transactions in another takeover proposal.

The termination fee will be $2,500,000 if the merger agreement is terminated at or prior to the end of the solicitation period, and $5,000,000 if the merger agreement is terminated after the end of the solicitation period.

We must also pay Argila’s expenses up to $1,000,000 if Argila terminates the merger agreement because of our breach or failure to perform our representations, warranties or covenants. If we terminate the merger agreement due to Argila’s breach, Argila will be obligated to reimburse us for our expenses up to $1,000,000.

Dissenters’ Rights (page 31)

Under Georgia law, you are entitled to dissenters’ rights in connection with the merger.

If you do not vote in favor of the merger agreement and instead follow the appropriate procedures for demanding and perfecting dissenters’ rights, you will receive a cash payment for the “fair value” of your shares of our common stock instead of the $2.97 per share merger consideration to be received by our shareholders in connection with the merger. This value could be more than, less than or the same as the merger consideration for our common stock.

Generally, in order to exercise dissenters’ rights, among other things, you must:

•	send a written notice of your intent to dissent in compliance with Georgia law before the vote on the merger; and

•	not vote in favor of the merger.

Merely voting against the merger will not preserve your dissenters’ rights. In order to preserve your dissenters’ rights, you must take all the steps provided under Georgia law within the appropriate time periods. Failure to take all of the steps required under Georgia law within the appropriate time periods may result in the loss of your dissenters’ rights. The relevant section of Georgia law regarding dissenters’ rights is reproduced and attached as Appendix D to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

If you vote for the merger, you will waive your Dissenters’ Rights under Georgia law.

FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Jameson, the expected completion and timing of the merger and other information relating to the merger. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. For each of these statements, Jameson claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects. We may not be able to complete the merger on the terms summarized in this proxy statement or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our shareholders or to satisfy other customary closing conditions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the risk that the merger may not be consummated in a timely manner, if at all,

•	the risk that the merger agreement may be terminated in circumstances which require us to pay Argila a termination fee of $2,500,000 or $5,000,000,

•	risks related to diverting management’s attention from ongoing business operations,

•	the risk that our business may suffer because of uncertainty about the completion of the merger, and

•	risks regarding employee retention,

•	the risk that our business may be adversely affected by other economic, business or competitive factors, and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K/A or Form 10-Q, which discuss these and other important risk factors concerning our operations.

MARKET PRICES AND DIVIDEND DATA

Our common stock trades on The Nasdaq National Market under the symbol “JAMS.” The following table sets forth the high and low sale prices for our common stock for the periods indicated. The prices are as reported on The Nasdaq National Market based on published financial sources.

	Jameson Common Stock (JAMS)
	High	Low
2006
First Quarter	$2.71	$2.12
Second Quarter (through May 31, 2006)	$2.90	$2.24
2005
First Quarter	$2.02	$1.44
Second Quarter	$2.59	$1.40
Third Quarter	$2.59	$1.82
Fourth Quarter	$2.34	$1.75
2004
First Quarter	$3.11	$2.27
Second Quarter	$3.00	$2.02
Third Quarter	$2.40	$1.53
Fourth Quarter	$2.04	$1.58

The closing sale price of our common stock on The Nasdaq National Market on May 19, 2006, which was the last trading day before we announced the merger, was $2.29. On [                , 2006], the latest practicable trading day for which we could determine the closing price before the printing of this proxy statement, the closing price for our common stock was $[    ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of Jameson common stock.

We have not declared any cash dividends on shares of Jameson common stock in 2004, 2005 and 2006, and we are currently prohibited by the terms of the merger agreement from declaring any cash dividends.

Following the merger there will be no further market for our common stock and our stock will no longer be traded on The Nasdaq National Market and will be deregistered under the Securities Exchange Act.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Jameson for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting at South Terraces Conference Center, 115 Perimeter Center Place, Atlanta, Georgia 30346 at 10:00 a.m., local time, on Wednesday, July 26, 2006.

Purposes of the Special Meeting

At the special meeting, we will ask the shareholders of our common stock to approve the merger agreement and approve the amendment to our articles of incorporation, and, if there are not sufficient votes in favor of the approval of the merger agreement and the amendment to our articles of incorporation, to adjourn or postpone the special meeting to a later date to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on June 21, 2006, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, [    ] shares of our common stock were issued and outstanding and held by approximately [    ] holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposals to approve the merger agreement, to approve the amendment to our articles of incorporation and to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if a majority of the shares of our common stock entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee does not have discretionary authority to vote on a matter) will be counted as present.

Vote Required

The approval of the merger agreement and the approval of the amendment to our articles of incorporation each requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote at the special meeting. Approval of the merger agreement and approval of the amendment to our articles of incorporation are conditions to the closing of the merger. If a Jameson shareholder abstains from voting or does not vote, either in person or represented by proxy, for approval of the merger agreement, it will have the effect of a vote against the approval of the merger agreement. Likewise, if a Jameson shareholder abstains from voting or does not vote for approval of the amendment to our articles of incorporation, it will have the effect of a vote against the amendment. Each “broker non-vote” will also have the effect of a vote against the approval of the merger agreement and the approval of the amendment to our articles of incorporation. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting, whether or not a quorum is present, in person or represented by proxy, at the special meeting.

The obtaining of both the approval of the merger agreement and the approval of the amendment to our articles of incorporation is a condition to the completion of the merger. The merger cannot be completed if the approval of the merger agreement is not obtained. In addition, the merger will not be completed if the approval of the amendment to our articles of incorporation is not obtained and we and Argila do not waive this condition. Therefore, if you wish to approve the merger, you should approve the amendment to our articles of incorporation.

Voting by Jameson Directors and Executive Officers

In connection with the execution of the merger agreement, each of Thomas W. Kitchin, the chairman of our board of directors and our chief executive officer, and Craig R. Kitchin, a director and our president, has agreed to vote the shares of Jameson common stock over which he exercises voting control for the approval of the merger agreement and for the approval of the amendment to our articles of incorporation.

Voting of Proxies

If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at https://www.proxyvotenow.com/                or by telephone by calling 1-                    . Authorizations for voting submitted via the Internet or telephone must be received by 11:59 p.m. Eastern Time on [            ], 2006. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement, “FOR” the approval of the amendment to our articles of incorporation and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. If any other matters are properly presented for consideration at the special meeting, each of Thomas W. Kitchin and Craig R. Kitchin, who will be acting as proxies for the special meeting, will have the discretion to vote on those matters for shares that have been voted by proxy using their judgment with respect to those matters.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares. If you do not return your bank’s or broker’s voting form, vote via the Internet or telephone through your broker or bank, if possible, or attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” the approval of the merger agreement, “AGAINST” the approval of the amendment to our articles of incorporation. and “AGAINST” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

First, you can deliver to the Secretary of Jameson a written notice bearing a date later than the proxy stating that you would like to revoke your proxy, provided the notice is received by 11:59 p.m. Eastern Time on [                        ], 2006.

Second, you can complete, execute and deliver to the Secretary of Jameson a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Time on [                        ], 2006.

Third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to us at Jameson Inns, Inc., 41 Perimeter Center East, Suite 400, Atlanta, Georgia 30346-1903, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Board of Directors’ Recommendations

The independent members of our board of directors carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement. Subsequent to the determinations and recommendation of the independent directors, our board of directors unanimously, with one member absent, adopted the merger agreement and determined that the merger agreement and the merger are in the best interests of us and our shareholders. Our board of directors recommends that Jameson shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the amendment to our articles of incorporation and also recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Abstentions and Broker Non-Votes

Shareholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, but will be counted to determine whether a quorum is present at the special meeting. Abstentions and broker non-votes will have the effect of a negative vote with respect to the proposal to approve the merger agreement and the proposal to approve the amendment to our articles of incorporation because approval of each of these proposals requires the affirmative vote of a majority of all outstanding shares of our common stock. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions and broker non-votes will have the effect of a negative vote.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Jameson. We have retained The Altman Group, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $6,000, plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies will be solicited through the mail and if you have consented to electronic delivery of our shareholder materials, by email. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, email, facsimile or other means of communication. No additional compensation will be paid for such services.

Shareholder List

A list of our shareholders entitled to vote at the special meeting will be available for examination by any Jameson shareholder at the special meeting. For ten days prior to the special meeting, this shareholder list will be available for inspection during ordinary business hours at our corporate offices located at Jameson Inns, Inc., 41 Perimeter Center East, Suite 400, Atlanta, Georgia 30346-1903.

THE COMPANIES

Jameson Inns, Inc.

Jameson Inns, Inc. was founded in 1987 by Thomas W. Kitchin, our chairman and chief executive officer, and originally began operations as a Delaware corporation. In 1993, we became a Georgia corporation and completed our initial public offering in 1994. We currently own and operate 107 proprietary-branded hotel properties in the southeastern and midwestern United States. We have also franchised 11 hotels to operate as Jameson Inns. In total, there are currently 118 Inns (110 under the Jameson Inn brand and eight under the Signature Inn brand), with a combined 7,510 guestrooms in 12 states.

Our principal offices are located at 41 Perimeter Center East, Suite 400, Atlanta, Georgia, 30346-1903. Our telephone number is (770) 481-0305. Our website is located at www.jamesoninns.com. Additional information about Jameson is contained in our filings with the SEC. See “Where You Can Obtain Additional Information” beginning on page 53. Our website is expressly not incorporated by reference into this proxy statement.

Argila, LLC

Argila, LLC is an affiliate of JER Partners. JER is the investment arm of the J.E. Robert Companies, which over the last 25 years has developed a reputation as one of the premier real estate investment and asset management firms. Since launching its real estate investment program 15 years ago, JER, together with its financial partners, has acquired over 14,000 assets with a gross investment in excess of $14 billion. JER has built a global presence, with offices in the United States and Europe, and has completed investments in ten countries worldwide.

JER currently manages six discretionary private equity capital funds aggregating $2.3 billion of committed equity and is focused on investing in real estate portfolios, commercial mortgage backed securities and loans, individual assets, and operating companies in North America and Europe.

JER’s principal offices are located at 1650 Tysons Boulevard, McLean, VA 22102. JER’s telephone number is (703) 714-8086. Its website is located at www.jer.com. JER’s website is expressly not incorporated by reference into this proxy statement.

Whiskey Merger Corp.

Incorporated on May 17, 2006, Whiskey Merger Corp., a Georgia corporation and a wholly owned subsidiary of Argila, was organized solely for the purpose of entering into the merger agreement with Jameson and completing the merger. Whiskey Merger Corp. has not conducted any business operations. Its principal offices are located at 1650 Tysons Boulevard, McLean, VA, 22102. Its telephone number is (703) 714-8086. Whiskey Merger Corp. is the successor in interest to another wholly owned subsidiary of Argila that was the initial party to the merger agreement.

THE MERGER

The following discussion summarizes the material terms of the merger. We urge you to read carefully the merger agreement, which is attached as Appendix A to this proxy statement.

Background of the Merger

On April 5, 2006, Mike Shea, Chairman of Longhouse Hospitality, an affiliate of JER (referred to as Longhouse), and David Carley, Executive Vice President of Longhouse, met with Thomas W. Kitchin, our Chairman of the Board and Chief Executive Officer, to discuss a possible acquisition transaction, in which the shares of our common stock held by the shareholders other than Mr. T. Kitchin or his affiliates would be purchased by JER and we would become privately held. Mr. T. Kitchin said he was not interested in participating in such a transaction and in any event was contractually prohibited from participating in any going-private transaction involving us.

On April 20, 2006, Alex Gilbert, a principal of JER, sent us an unsolicited letter addressed to Mr. T. Kitchin proposing that JER acquire all of the outstanding shares of our common stock at a purchase price of $2.85 per share in a negotiated transaction. Mr. Gilbert’s letter noted that the proposed purchase price would represent a premium to recent trading prices of our common stock. The letter also stated the proposed transaction would not be conditioned upon JER’s ability to obtain financing from third parties. He described JER, its financial resources, the scope of its property acquisition and ownership activities and, through Longhouse, the ownership and operation of its hotel properties. Mr. Gilbert asked Mr. T. Kitchin to respond by 5:00 p.m. on April 28, 2006.

On April 21, 2006, Mr. Gilbert, on behalf of JER and its affiliate, Argila, sent a letter to us, to the attention of Steven A. Curlee, our Vice President – Legal, General Counsel and Secretary, giving notice required under our bylaws that Argila was a Jameson shareholder and proposed to nominate two persons for election to our board of directors at the annual meeting of shareholders, then scheduled to be held on June 28, 2006. In the letter, Argila also submitted proposals to be considered at the meeting to remove all of the incumbent directors, either with or without cause, or, alternatively, increase the size of our board of directors from six to up to 15 members, to nominate additional director candidates to fill the newly created vacancies and repeal any and all new bylaws or amendments to our bylaws adopted after April 1, 2006. Later that day, Mr. Gilbert left a voicemail for Mr. T. Kitchin explaining that Argila had submitted the letter because the advance notice requirements of the Company’s bylaws required that nominees and shareholder proposals be submitted to the Company not later than April 22, 2006. Mr. Gilbert said that JER wanted to acquire us in a negotiated transaction but would protect its rights to take other actions if we did not respond in a timely manner to the April 20 letter.

On April 24, 2006, Mr. Shea called Mr. T. Kitchin to discuss JER’s proposal. Mr. T. Kitchin said he would not comment on the unsolicited bid or the shareholder proposals at that time. Later that day, a conference call was held among Mr. T. Kitchin, Craig R. Kitchin, a director and our President and Chief Financial Officer, Messrs. Gilbert and Shea and Cornelia Buckley, President of JER’s U.S. Fund Business. During the conference call, Mr. Gilbert described JER and its financing capabilities and Mr. Shea described Longhouse and its operations. Later that day, Mr. Curlee and a representative of our outside corporate and securities counsel, Conner & Winters, LLP, spoke with counsel to JER to discuss and better understand the director nominations and other shareholder proposals that were submitted in the April 21 letter.

On April 25, 2006, Mr. Shea emailed Mr. T. Kitchin offering to set up an in-person meeting to discuss the JER proposal more fully.

On April 27, 2006, our board of directors met to discuss the letters from JER and Argila and consider how to respond to them. Participating in the meeting were representatives of Conner & Winters, who explained to the board members their various duties and responsibilities and summarized possible alternative courses of action the board should consider. Management noted that it had conducted preliminary discussions with JMP Securities about the situation on a confidential basis to determine its interest in representing us as our financial advisor. Mr. T. Kitchin noted that JMP Securities, which previously represented us in connection with our public offering of common stock in 2004 and our private placement of our 7% Convertible Notes in 2005, was interested in the possible engagement. The desirability of engaging special counsel to represent the independent members of the board of directors was also discussed in light of the possibility that the overture from JER could turn into a hostile takeover effort. The board approved the engagement of JMP Securities as financial advisor and the making of an inquiry of Jones Day to represent the independent board members. The board requested Mr. T. Kitchin to instruct JER to deal with JMP Securities for the purpose of presenting the proposal in more detail. The board emphasized that JMP Securities should communicate to JER that Jameson was not for sale and that, even if it were, the board did not consider $2.85 per share to be an adequate price.

Later that day, Mr. T. Kitchin called Mr. Gilbert and said that our board of directors had met and had engaged Jones Day as its legal counsel and JMP Securities as its financial advisor. Mr. T. Kitchin suggested that JER should work directly through JMP Securities until instructed otherwise. Mr. Gilbert said JER expected a response to its proposal by April 28, 2006, and that JER was available to meet in Atlanta at any time on April 28, 29 or 30, 2006. Following that call, Mr. Gilbert and Mr. Shea contacted JMP Securities, and reiterated the elements of JER’s proposal.

On April 28, 2006, representatives of management, JMP Securities, Conner & Winters and Jones Day discussed telephonically JER’s unsolicited bid and shareholder proposals, and our possible responses, including that any course of action we would take in response to JER’s unsolicited bid and shareholder proposals should be led by the non-employee members of our board. During the course of the day, Jones Day contacted the non-employee directors to brief them on the discussions and to arrange for a meeting of the full board on April 30, 2006. During these calls, each non-employee director affirmed his independence as a director generally, as well as with respect to JER.

Later that day, in response to a call from Messrs. Gilbert and Shea, a representative of JMP Securities indicated the board and its advisors needed time to analyze the proposal and that the board still considered that Jameson was not for sale but would continue to consider the proposal from JER in return for a standstill agreement under which JER would agree not to purchase additional shares or take other actions with respect to the Company’s shareholders. Shortly thereafter, Messrs. Gilbert and Shea called JMP Securities and proposed that JER enter into a ten-day standstill and that we agree to deal exclusively with JER during the period of the standstill. The participants also discussed dates on which representatives of JER and management could meet in person to discuss JER’s proposal, and Messrs. Gilbert and Shea offered to meet in Atlanta at any time on April 28, 29 or 30, 2006. Mr. Gilbert later called JMP Securities and repeated that JER wanted us to agree to an exclusivity period. JER then sent JMP Securities an executed copy of an agreement providing for a standstill and exclusivity agreement terminating on May 15, 2006.

On April 30, 2006, our board of directors held a meeting. In attendance, in person or by conference call, were all of the directors, Mr. Curlee, and representatives of JMP Securities, Conner & Winters and Jones Day. JMP Securities discussed, among other things, the state of the market, a current overview of JER, the price targets for our stock in recent analysts’ reports, the results of recent transactions in the hospitality industry and the identities of other potential purchasers (none of whom had been contacted). JMP Securities then summarized the results of their recent discussions with JER representatives and the discussions of a standstill and exclusivity agreement between the parties. A representative of Jones Day then presented to the board a summary of its legal duties and alternatives. The Jones Day representative also discussed the steps that the board should consider taking in the event it should decide that the JER offer was inadequate. At the meeting, the board discussed possible courses of action, including rejecting JER’s offer, publicly disclosing the offer and announcing the exploration of strategic alternatives, including an auction of Jameson. The board noted that, should the market price of our common stock decline in the near future, JER might lower its offer price or withdraw its offer completely. When considering the advantages and disadvantages of entering into a standstill and exclusivity agreement with JER, the board discussed its strong preference that any definitive merger agreement with JER provide for the ability of the board to actively solicit potential third parties interested in making a competing offer as well as the ability of the board to respond to unsolicited third-party offers. After lengthy discussion, the board reiterated its belief that $2.85 was not adequate but authorized the standstill and exclusivity agreement to allow further discussions with JER. During this meeting, the non-employee members of the board, meeting in executive session, ratified the engagement of JMP Securities as its financial advisor, formally engaged Jones Day as its own legal counsel and selected director David S. Fraser to act as the lead director during the course of negotiations with JER.

On May 1, 2006, Messrs. Gilbert and Shea spoke by telephone with a representative of JMP Securities several times. JMP Securities reiterated that we were not for sale but were willing to discuss the proposal to better understand its terms. The participants scheduled a meeting of our representatives, representatives of our board and representatives of JER in Atlanta on May 3, 2006 and indicated the parties’ intentions to negotiate a definitive standstill and exclusivity agreement at that time and that, until then, JER would not acquire additional shares of our common stock and we would not solicit offers from other persons.

On May 2, 2006, Mr. Shea called Mr. T. Kitchin to discuss meeting logistics and determine any specific agenda items. Mr. T. Kitchin responded that management intended only to listen and had no specific agenda requests at that time. Mr. Gilbert called JMP Securities to discuss the agenda for the upcoming meeting. Later that day, following discussions with management, Conner & Winters and Jones Day, JMP Securities called JER to propose that the term of the standstill and exclusivity agreement should extend to 5:00 p.m. on May 17, 2006. The parties signed the definitive standstill and exclusivity agreement on May 3, 2006.

On May 3, 2006, Messrs. Fraser, T. Kitchin and C. Kitchin, together with a representative of JMP Securities, met in Atlanta with Messrs. Gilbert and Shea to hear JER’s proposal. Mr. Gilbert acknowledged that Jameson was not for sale, but described the basis for JER’s valuation, presented materials supporting the valuation and explained JER’s ability to fund the acquisition. Mr. Shea described Longhouse and its operations. Mr. Gilbert said JER had retained Friedman, Billings, Ramsey & Co., Inc. (referred to as FBR) as its financial advisor and confirmed that as of that date, JER had acquired an approximate 2% ownership position in our common stock. JER and FBR discussed the proposed process going forward, including inquiries by JER with respect to our business, assets, financial condition and operations, often referred to as “due diligence”. Mr. Fraser said our board of directors would be meeting the next day to discuss the proposal. Later the same day, Mr. Shea sent Mr. C. Kitchin and JMP Securities a list of JER’s due diligence inquiries.

Also on May 3, 2006, FBR called JMP Securities to discuss FBR’s role as financial advisor to JER and JMP Securities’ role as financial advisor to our board. The participants discussed the expected timing and process for our response to JER’s proposal.

Our board met again on May 4, 2006 to discuss the status of the discussions and to hear about any developments. JMP Securities summarized the meetings and telephone conversations with representatives of JER and FBR. It was the decision of the board to respond to JER by saying no decision had been made at that time to put us up for sale but that the board was willing to continue the process of obtaining more details of the JER proposal and allowing JER to conduct its preliminary due diligence review, with the goal of further evaluating the merits of the JER proposal. After Messrs. T. and C. Kitchin left the meeting, the independent board members considered a compensation proposal that had been raised at a prior meeting to grant the remaining shares of restricted stock available under our 1996 Stock Plan which would expire at the end of the month. A grant of 163,000 shares of restricted stock to our executives and key employees other than Mr. T. Kitchin, initially discussed with members of the compensation committee in March, 2006, prior to receipt of the proposal from JER, was approved.

On May 4, 2006, Messrs. C. Kitchin, Curlee, Gilbert and Shea, other representatives of JER and representatives of counsel to JER discussed by conference call management’s responses to JER’s due diligence inquiries and identified items that required further investigation or discussion.

Also on May 4, 2006, FBR called JMP Securities to reiterate the validity of JER’s proposal. Specifically, FBR discussed JER’s ability to finance the acquisition and the rationale and methodology behind the valuation.

On May 5, 2006, counsel to JER sent to Conner & Winters and Jones Day a draft proposed merger agreement. Among other things, the draft merger agreement proposed to prohibit us from actively soliciting competing offers until the date of our shareholders meeting, require us to pay JER a termination fee of $10 million if we were to accept a competing offer, enter into a competing transaction or if the merger agreement were terminated under certain circumstances after a competing offer had been made, and also require us to reimburse JER’s expenses up to $1 million if the merger agreement were to be terminated for certain reasons. Counsel to JER also sent Conner & Winters and Jones Day a draft proposed voting agreement that would be entered into by Mr. T. Kitchin and his affiliates, as well as other shareholders to be identified.

On May 8, 2006, Mr. Gilbert sent an email to Mr. C. Kitchin and JMP Securities indicating that JER had learned that we were considering refinancing approximately $32 million of existing indebtedness as early as May 12, 2006. Mr. Gilbert said that JER may not be willing to pay $2.85 per share if there were a material change in the capital structure as a result of the proposed debt refinancing. Mr. Gilbert said he knew that our board of directors planned to meet on May 10, 2006 to consider JER’s proposal and said that we should not refinance or incur any additional indebtedness without first considering JER’s proposal.

On May 8, 2006, FBR called JMP Securities to discuss JER’s concerns regarding the proposed debt refinancing and JER’s request that we respond to all of JER’s proposed terms of the merger, and not just the purchase price.

On May 9, 2006, we issued a press release announcing our results of operations for the quarter ended March 31, 2006. After market-close that evening, we hosted a conference call, open to the public, to discuss our results of operations.

During the day on May 9, 2006, a representative of JMP Securities and Mr. Gilbert discussed by telephone the respective amounts of the termination fees that might be considered appropriate by our board and JER. Mr. Gilbert said the proposed $10 million termination fee, as a percentage of the amount paid by an acquirer for a subject company, was well below the market percentage for other transactions recently announced or completed.

Also on May 9, 2006, FBR called JMP Securities to discuss JER’s reaction to our most recent quarterly earnings and again stated JER’s concern about the proposed debt refinancing.

On May 10, 2006, Messrs. C. Kitchin and Curlee met with representatives of JER at our headquarters to discuss financial, operational, organizational and legal due diligence issues and reviewed documentation with respect to environmental matters. The JER representatives said JER was aware that our board of directors planned to meet later that day and expected us to respond to JER’s proposal by the end of the day and not to enter into the proposed debt refinancing.

Our board met again on May 10, 2006 with representatives of JMP Securities, Conner & Winters and Jones Day. JMP Securities summarized the discussions that had been occurring with JER and FBR. JMP Securities also discussed, among other things, the current dynamics within the real estate and lodging sector as well as positive attributes and current challenges facing Jameson. The decline in our stock price since the earnings release for our first quarter results of operations was also discussed. JMP Securities then discussed preliminary valuation methodologies, which included a discussion of strategic alternatives that the board could consider. A representative of Jones Day presented in detail a discussion of what would be involved with respect to the various strategic alternatives and reiterated the duties of the board members under applicable law. Challenges facing us and the opportunities that we would have if we went forward as an independent company were discussed by the board. The Jones Day representative presented a discussion of what would be involved if we were to adopt defensive measures to preserve the ability of the board to address and respond to any unsolicited or coercive takeover proposals, including a shareholder rights plan and possible amendments to our bylaws. The board also heard discussions of the duties it would assume if and when it was decided that we should be put up for sale and the different means by which those duties could be met. Discussion then turned to the terms of JER’s proposal and a possible counter-offer. The board expressed to its legal and financial advisors its continued strong preference that any agreement provide for the ability of the board to actively solicit potential third parties interested in making a competing offer as well as the ability of the board to respond to unsolicited third-party offers. Further, the board emphasized that any termination fee payable to JER upon termination by us in favor of a competing offer could not be so high as to effectively preclude a third party from making a competing bid. At the conclusion of the meeting, the board authorized JMP Securities to submit a counter-offer to JER of $3.25 per share and authorized Jones Day to continue to prepare the documentation needed to implement any defensive measures the board might determine were reasonable under the circumstances if agreement could not be reached with JER. Another meeting of the board was scheduled for May 17, 2006.

On May 10, 2006, a representative of JMP Securities called FBR and stated, among other things, that our board of directors proposed that JER pay $3.25 per share and that an effort would be made to deliver comments by May 12, 2006 on the draft merger agreement submitted by counsel to JER. JMP Securities also indicated that the board had authorizing postponing the proposed debt refinancing to May 18, 2006.

On May 11, 2006, Messrs. Gilbert and Shea discussed with JMP Securities by telephone the directions given by our board at its meeting on the previous day. JMP Securities relayed to Messrs. Gilbert and Shea that the board authorized JMP Securities to seek the highest possible price from JER, while preserving the ability of the board to conduct a viable market check in order to ensure the price from JER represented the maximum shareholder value attainable at that time. JMP Securities indicated the board likely would look favorably upon a purchase price of $3.25 per share and that the board was uncomfortable with the actions taken by JER with respect to the unsolicited bid and the shareholder nomination of director candidates and other shareholder proposals, and was prepared to take actions reasonable under the circumstances to oppose an acquisition on terms our board could not conclude were in the best interests of our shareholders.

Also on May 11, 2006, representatives of JMP Securities and FBR discussed our board’s proposal to JER, including significant issues with respect to the merger agreement. JMP Securities indicated our board of directors wanted to maximize shareholder value by actively soliciting competing offers or having a below-market termination fee in the merger agreement, or both. JMP Securities further indicated that there was a direct correlation between the purchase price the board of directors would be willing to accept and our opportunity to solicit or receive a competing offer superior to the terms of the merger agreement that may be agreed by the board and JER.

On May 12, 2006, representatives of Jones Day and counsel to JER discussed when we would respond to the initial draft of the merger agreement. The Jones Day representative suggested JER withdraw its director nominations and shareholder proposals, and counsel to JER suggested we consider revising our bylaws to permit a later submission of nominees and shareholder proposals. Later that day, Jones Day delivered to counsel to JER our initial comments on the merger agreement. Among other things, we proposed that we be permitted to actively solicit competing offers for 45 days after the signing of the merger agreement, that we be required to pay a termination fee less than $10 million (though we did not specify an exact amount) and that JER reimburse up to $1 million of our expenses if the merger agreement terminated for certain reasons.

On May 13, 2006, Messrs. Gilbert and Shea told JMP Securities that JER was prepared to increase the proposed purchase price to $2.90 per share, to agree that we could actively solicit competing offers from up to seven persons for 25 days after the merger agreement was signed and to reduce the termination fee to $5 million, payable if we accepted a competing offer or entered into a competing transaction at any time within 18 months after a termination of the merger agreement. Messrs. Gilbert and Shea also proposed that members of management not be permitted to participate in any competing offer. Messrs. Gilbert and Shea discussed these and other elements of JER’s revised proposal with JMP Securities, including the reimbursement of expenses if the proposed transaction were not to close, the scope of certain representations and warranties to be made by us in the merger agreement, certain covenants relating to the conduct of our business between signing of the merger agreement and closing the merger, and conditions to the obligations of JER to close the transaction, including the requirements that our representations and warranties be true and correct in all material respects and a requirement that shareholders owning more than 10% of the outstanding shares of our common stock not exercise their dissenters’ appraisal rights under Georgia corporate law. The participants agreed to speak after further review.

On May 15, 2006, we suspended further due diligence by JER at our headquarters while the board of directors evaluated whether meaningful progress had been made on the open issues. We offered to provide offsite any documentation that JER wished to review in connection with its continuing due diligence. Mr. Gilbert later spoke with a representative of JMP Securities about the suspension of due diligence, and JMP Securities indicated Mr. Gilbert would be contacted after JMP Securities received additional instructions from the board of directors at its meeting that evening. Also on May 15, 2006, Conner & Winters delivered comments to the voting agreement to counsel to JER.

That day, the board convened a meeting by telephone, with representatives of JMP Securities, Conner & Winters and Jones Day present, to discuss recent developments. JMP Securities updated the board on recent contacts with representatives of JER and the Jones Day representative discussed the status of the merger agreement negotiations. The board discussed at length the impact on valuation of our 7% Convertible Notes. It was noted that the $35 million in outstanding 7% Convertible Notes would convert into approximately 15 million additional shares of our stock in the event of a change of control at the approximate time and price contemplated by the current proposal. The effect of such a conversion was not taken into account by the board when earlier arriving at its counterproposal of $3.25 per share. The board agreed that an active solicitation process would be integral to any definitive agreement with JER, and directed JMP Securities to propose a purchase price of $2.97 per share and a $2.5 million termination fee during the active solicitation period and $5 million thereafter.

Also on May 15, 2006, representatives of JMP Securities spoke with Mr. Gilbert several times by telephone after the meeting of our board of directors. At the direction of the board, JMP Securities suggested a proposal whereby JER would pay $2.97 per share, JER would permit us to solicit competing offers from up to ten other persons for 30 to 45 days subsequent to signing the merger agreement,, and we would be required to pay a $2.5 million termination fee during the active solicitation period and $5 million thereafter. JMP Securities indicated the board of directors wanted to extend the standstill/exclusivity period from May 17, 2006 to May 24, 2006. JMP Securities also indicated that Jones Day would give additional comments to counsel to JER, and that we intended to enter into the proposed debt refinancing on May 18, 2006. Mr. Gilbert counter proposed a $2.97 per share price with a flat $5 million termination fee or, alternatively, a $2.96 per share price with a two-tiered termination fee of $4 million during a 25-day active solicitation period and $5 million thereafter, in each case with no extension to the standstill/exclusivity period. Mr. Gilbert and JMP Securities agreed to speak again the following day and to meet in Atlanta on May 17, 2006 with other representatives of JER and us to attempt to resolve all significant issues.

That evening, a representative of JMP Securities called FBR to discuss our board’s proposal and its desire to ensure that the shareholders would receive the maximum value for their shares through an active solicitation process coupled with a low termination fee, should the board decide, in the best interests of our shareholders, to pursue an alternative transaction. The participants also discussed the timing of the board’s response to any counter-proposal by JER and our intention to enter into the proposed debt refinancing.

On May 16, 2006, a representative of JMP Securities and Mr. Gilbert discussed the terms of the active solicitation process and the amounts of the termination fee and expense reimbursement at issue between the Company and JER, among other things. Mr. Gilbert referred to the terms of a recent transaction having many of the same features as JER’s proposed transaction and said that the amounts of the termination fees and expense reimbursement as a percentage of the value of the other transaction were considerably greater than the comparable percentages proposed by JER. Also on May 16, 2006, Mr. Goldberg sent to JMP Securities information regarding the amounts of termination fees in recently announced or completed transactions as percentages of the amounts paid for those companies, showing that the termination fees proposed by Jameson and JER, respectively, were both well below the market percentage for termination fees in those transactions.

Later on May 16, 2006, Mr. Gilbert, on behalf of JER, sent the members of our board of directors a letter confirming that JER was willing to pay $2.97 per share for all of our stock and was willing to accommodate us by permitting an active solicitation period and reducing the termination fee to $5 million, which Mr. Gilbert said was far below market standards. The letter also enclosed revised drafts of the merger agreement and the voting agreement, reflecting these terms and other proposals by JER to resolve open issues. Mr. Gilbert said that we should either enter into the merger agreement no later than 5:00 p.m. on May 17, 2006, or explain why we were not able to do so, after which JER would consider the explanation and evaluate the situation at that time. Later in the day, Jones Day responded with comments on the revised draft agreements, noting in particular certain significant open issues, including restrictions on our operations until the closing of the transaction, our active solicitation right, the termination fee and expense reimbursement and conditions to closing.

The board held a telephone meeting that evening at which JMP Securities summarized for the board the current status of the negotiations. There was further discussion on the need or desirability of proceeding with the proposed debt refinancing. Management confirmed that if the proposed debt refinancing occurred and a transaction with JER was consummated, the cost to refinance such new debt would be significantly less than JER contemplated. Management was authorized to continue toward closing the refinancing. The board further agreed that a face-to-face meeting with JER and its representatives on the following day should be scheduled.

On May 17, 2006, Messrs. Fraser, T. Kitchin, C. Kitchin, Curlee, and representatives of JMP Securities, Conner & Winters and Jones Day, met in Atlanta with Messrs. Gilbert and Shea and representatives of counsel to JER. The participants discussed, among other things, issues relating to price, the active solicitation process, and the amounts, timing and other terms of the termination fee and expense reimbursement, the interim operating covenants and conditions to closing. The principals agreed to a purchase price of $2.97 per share, a termination fee of $2.5 million during a 25-day active solicitation process, and a $5 million termination fee thereafter. The principals further agreed that Messrs. T. Kitchin and C. Kitchin and their respective affiliates would not be permitted to participate in any potential competing offer. The principals agreed to other compromises on the remaining significant issues on the terms ultimately reflected in the merger agreement. JER also withdrew any objection it had with regard to management’s proposed debt refinancing.

Later on that evening, our board met telephonically to discuss the results of the negotiations earlier that day. After discussion, the board authorized Mr. Fraser to convey to JER the board’s inclination to accept the proposed terms of the transaction, subject to resolutions of certain remaining issues, pending review of a definitive agreement and contingent upon receipt of a fairness opinion from JMP Securities.

Immediately after the board meeting, Messrs. Fraser, T. Kitchin and C. Kitchin, Curlee and representatives of JMP Securities, Conner & Winters and Jones Day met again with Messrs. Gilbert and Shea and representatives of counsel to JER and reported the board of directors was inclined to approve the transaction. The parties agreed to amend the standstill and exclusivity agreement to extend the standstill/exclusivity period to 8:00 p.m. on May 22, 2006.

On May 18, 2006, representatives of JER conducted additional due diligence at our headquarters and discussed with Mr. C. Kitchin financial, operational, organizational and legal due diligence issues. Counsel to JER also delivered revised drafts of the merger agreement and the voting agreement reflecting the discussions of the prior day. Conner & Winters and Jones Day provided comments to the merger agreement later in the day, noting disagreement on issues relating to employee benefits (including severance payments), expense reimbursement and capital expenditures during the period between signing the merger agreement and closing the transaction, among other things.

On May 19, 2006, counsel to JER responded to comments received from Conner & Winters and Jones Day on the previous day, agreeing on many of the open issues, and provided a revised draft of the merger agreement. On that day and the following two days, our representatives and JER and their respective counsel also discussed the disclosure letter we were required to deliver that qualified or explained certain of the representations and warranties in the merger agreement and the interim operating covenants, among other things.

On May 21, 2006, management, representatives of Conner & Winters, Jones Day and counsel to JER discussed outstanding issues relating to the merger agreement with respect to employee benefits (including severance payments) and regulatory requirements, among other things. The participants also discussed outstanding issues relating to the voting agreement. The participants resolved all remaining issues with respect to the merger agreement and the voting agreement.

On the morning of May 22, 2006, our board met telephonically (with one director absent) to approve the final version of the merger agreement and voting agreement. At the meeting, a representative of Jones Day summarized the terms of the agreements, and reviewed with the members of the board their fiduciary duties. Representatives of JMP Securities discussed the financial aspects of the proposed acquisition and gave an oral opinion (which opinion was confirmed in writing) to the effect that, as of such date, and based upon and subject to the factors, assumptions and limitations set forth in the opinion, the merger consideration to be received by the holders of the outstanding shares of Jameson common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. Our board then determined that the terms and conditions of the merger agreement were fair to, and in the best interests of, us and our shareholders, and approved the merger and the related agreements.

Accordingly, our board recommends that you vote “FOR” approval of the merger agreement and the merger.

Immediately after the board meeting, the respective parties executed the merger agreement and the voting agreement and we publicly announced the agreements of the parties.

Reasons for the Merger and Recommendation of the Jameson Board of Directors

Our board of directors recommends that you vote ”FOR” approval of the merger agreement, “FOR” approval of the amendment to our articles of incorporation and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. Our board of directors carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement. At a special meeting of our board on May 22, 2006, after careful consideration, including consideration of the recommendation of the independent members of the board of directors, and consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are in the best interests of Jameson and its shareholders and adopted the merger agreement. In the course of reaching its decision, our board of directors consulted with the independent board members, our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the business, competitive position, strategy and prospects of Jameson, the competitive position of current and likely competitors in the industry in which we compete, and current industry, economic and market conditions;

•	the timing of the merger and the risk that if we did not accept JER’s offer, we might not have another opportunity to do so;

•	the $2.97 per share in cash to be paid as merger consideration in relation to the current and historical market price of our common stock and also in relation to the current value of Jameson and our board’s estimate of the future value of Jameson as an independent entity and, specifically, the fact that the $2.97 per share in cash to be paid as merger consideration represents approximately a 30% premium over the closing price of our common stock on May 19, 2006, the last trading day before the board of directors adopted the merger agreement;

•	although our recent operating results reflected a number of improvements, we recorded a greater quarterly loss than the same period a year ago and uncertainties in our markets and in the economy have made it difficult for us to provide any meaningful guidance for our expected future performance;

•	the opinion of JMP Securities to the effect that, as of May 22, 2006, and based upon and subject to the factors, assumptions and limitations set forth in the opinion, the $2.97 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to those holders;

•	the fact that the merger consideration would be paid in cash, which provides certainty and immediate value to our shareholders;

•	the fact that the merger is not subject to any financing condition;

•	the possible alternatives to the merger (including the possibility of continuing to operate Jameson as an independent entity and the desirability and perceived risks of that alternative), the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board’s assessment that none of such alternatives were reasonably likely to present superior opportunities for us or to create greater value for our shareholders, taking into account risks of execution as well as business, competitive, industry and market risks, than the merger;

•	the fact that under the terms of the merger agreement, we can solicit offers and participate in discussions or negotiations with third parties during a solicitation period ending at 12:01 a.m. on the 25th day following the date of the merger agreement, can furnish information to, and participate in negotiations with, a third party in response to an unsolicited bona fide acquisition proposal reasonably likely to lead to a superior offer after the solicitation period, and can accept a superior offer should one be made and not matched by Argila;

•	our board’s belief that the amount of a break-up fee which would be payable by us in the event we terminate the agreement to accept a superior offer (see “The Merger Agreement – Fees and Expenses”), as a percentage of the transaction value of the proposed merger, is favorable compared to amounts payable in many other comparable transactions, and should not be a material obstacle to another party who may be interested submitting a competing offer;

•	the fact that we will be able to recover up to $1 million of our expenses incurred in connection with the proposed merger if we terminate the agreement due to an Argila breach; and

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of JER.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our shareholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers and our relationships with third parties;

•	the conditions to JER’s obligation to complete the merger and the right of JER to terminate the merger agreement in certain circumstances;

•	the fact that under the terms of the merger agreement, if we terminate the merger agreement prior to the requisite vote of our shareholders in order to approve a transaction proposal by a third party on terms more favorable to the holders of our common stock than the merger with JER, we may have to make a termination payment to JER of (i) $2,500,000 in the event the merger agreement is terminated at or prior to the solicitation period ending at 12:01 a.m. on the 25th day following the date of the merger agreement, or (ii) $5,000,000 in the event the merger agreement is terminated after the end of the solicitation period plus, in certain circumstances, up to $1,000,000 in termination expenses;

•	the fact that any gain realized by our shareholders as a result of the merger will be taxable;

•	the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as shareholders of Jameson generally, as described in “The Merger—Interests of Our Executive Officers and Directors in the Merger;” and

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, any of which may delay or prevent us from pursuing business opportunities that may arise or delay or preclude us from taking actions that would be advisable if we were to remain an independent public company.

Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.

Opinion of Our Financial Advisor

Our board of directors retained JMP Securities to render a financial opinion in connection with the acquisition based on JMP Securities’ qualifications, experience and reputation. On May 22, 2006, JMP Securities delivered an oral opinion, subsequently confirmed in writing, to our board of directors that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of Jameson Inns shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of JMP Securities’ written opinion, dated as of May 22, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering the opinion, is attached as Appendix C to this proxy statement. You are urged to, and should, read the opinion carefully and in its entirety. JMP Securities’ opinion is directed to our board of directors, addresses only the fairness, from a financial point of view, of the consideration to be received by holders of our common stock pursuant to the merger agreement and does not address any other aspect of the merger or constitute a recommendation to any Jameson shareholder as to how to vote at the special meeting. This summary is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, JMP Securities, among other things:

•	reviewed certain publicly available financial statements and other business and financial information about us;

•	reviewed certain internal financial statements and other financial and operating data concerning us prepared by our management;

•	reviewed certain financial forecasts prepared by our management;

•	reviewed our reported prices and trading activity for our common stock;

•	compared our financial performance and the prices and trading activity of our common stock with that of certain other publicly traded companies that JMP Securities believed were generally comparable with us;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies in lines of business that JMP Securities believed were generally comparable to us;

•	participated in discussions and negotiations among our representatives and JER and its financial and legal advisors;

•	reviewed a draft of the merger agreement dated May 19, 2006, and certain related documents; and

•	considered such other factors and performed such other analyses as JMP Securities deemed appropriate.

In delivering its opinion, JMP Securities assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to JMP Securities by us for the purposes of the opinion. JMP Securities further relied upon the assurance of our management that we were not aware of any facts that would make any of such information inaccurate or misleading. JMP Securities assumed that on or prior to the effective time of the merger, our 7.0% Convertible Senior Subordinated Notes due 2010 would be converted into shares of common stock as a result of the merger. With respect to the financial forecasts, JMP Securities assumed that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of our future financial performance. In addition, JMP Securities assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. JMP Securities assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed merger. JMP Securities is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of us and our legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. JMP Securities did not make any independent valuation or appraisal of our assets or liabilities, nor was it furnished with any such appraisals. JMP Securities’ opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, May 22, 2006. Events occurring after such date may affect JMP Securities’ opinion and the assumptions used in preparing it, and JMP Securities did not assume any obligation to update, revise or reaffirm its opinion.

JMP Securities was not requested to consider, and its opinion does not address, our underlying business decision to enter into the merger agreement, or the relative merits of the merger as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage. JMP Securities was not requested to consider, and JMP Securities’ opinion does not address, the non-financial terms of the merger agreement, nor does it address the terms of any of the related agreements to be entered into by the parties.

In rendering its opinion, JMP Securities reviewed and considered other factors, including a review of our common stock trading data and equity research, to the extent publicly available, from financial institutions that cover us. Using the closing price for our common shares on The Nasdaq National Market, JMP Securities reviewed the closing prices over a 12 and 36-month period ending May 19, 2006. JMP Securities noted that the trading range per common share for our common stock over the 12-month period examined was between $1.82 and $2.65, and the trading range per common share for our common stock over the 36-month period examined was between $1.44 and $3.44. JMP Securities also reviewed the volume weighted average price for the period July 21, 2004, the date of our last common equity offering, to May 19, 2006, and noted that the volume weighted average price per share was $2.08. JMP Securities also examined selected recent publicly available equity research common stock price targets from financial institutions that provide research coverage of us and observed that price targets per common share ranged from $3.00 to $3.25.

The following is a summary of certain analyses performed by JMP Securities in connection with the preparation of its written opinion letter dated May 22, 2006. Although each analysis was provided to our board, in connection with arriving at its opinion, JMP Securities considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by JMP Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Comparable Companies Analysis

Using publicly available information, JMP Securities performed an analysis of selected publicly traded lodging companies (hereafter referred to as comparable companies) that share some general characteristics with us. JMP Securities analyzed the following companies:

•	Eagle Hospitality Properties Trust, Inc.

•	Equity Inns, Inc.

•	Great Wolf Resorts, Inc.

•	Hersha Hospitality Trust

•	Lodgian, Inc.

•	Red Lion Hotels Corporation

JMP Securities reviewed financial information including the multiples of enterprise value to forecasted calendar year 2006 and 2007 earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the comparable companies. The forecasted EBITDA for 2006 and 2007 for the comparable companies was based on an average of publicly available projections by equity research analysts.

To derive an implied range of enterprise values for us, JMP Securities applied the comparable companies’ projected 2006 and 2007 mean and median enterprise value to EBITDA multiples to 2006 and 2007 EBITDA projections provided by our management. JMP Securities then subtracted net debt from the range of resulting enterprise values to derive a range of common equity values and common equity values per share for us, based on the number of shares of common stock on a fully diluted basis.

The table below summarizes these analyses as of May 19, 2006:

		Implied Value Per Share
	Selected Range	Low	High
Enterprise Value to Forecasted 2006 EBITDA	11.2x –12.2x	$3.05	$3.52
Enterprise Value to Forecasted 2007 EBITDA	9.6x – 11.0x	$2.68	$3.41

Using this methodology, JMP Securities observed that the implied value per share ranged from $2.68 to $3.52. No company considered in the foregoing analysis is identical to us. In evaluating comparable lodging companies, JMP Securities made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on us and the industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or in that of the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Comparable Transactions Analysis

Using publicly available information, JMP Securities examined the terms of certain transactions involving acquisitions of public lodging companies. The transactions listed below are comprised of recent transactions that share characteristics with the contemplated merger involving us.

Acquiror	Target
Blackstone Group, LP	MeriStar Hospitality Corporation
Blackstone Group, LP	La Quinta Corporation
Blackstone Group, LP	Wyndham International
Blackstone Group, LP	Boca Resorts, Inc.
Blackstone Group, LP	Prime Hospitality Corp.
Blackstone Group, LP	Extended Stay America Inc.
CNL Hospitality Inc.	RFS Hotel Investors, Inc.

JMP Securities reviewed each of the above transactions to determine the implied forward year EBITDA multiples defined as transaction value divided by next twelve months’ EBITDA. JMP Securities reviewed certain publicly available information related to these transactions to calculate the high, low, mean and median multiples of projected forward year EBITDA. The implied projected forward year EBITDA multiples for the selected transactions ranged from 10.9x to 14.0x. Based on these comparable transactions, JMP Securities applied the range of implied projected forward year EBITDA multiples to management’s estimated 2006 EBITDA, to derive an implied range of enterprise values for us. JMP Securities then subtracted net debt to derive an implied range of equity values. Using this methodology, JMP Securities then divided the resulting range of equity values by the number of shares of common stock on a fully diluted basis. JMP Securities observed that the implied value per share ranged from $2.48 to $3.70, after applying a 15.0% discount to the resulting implied equity value per share range to account for our limited service focus in the Southeast region of the United States, asset profile including small room counts, exterior corridor construction, secondary and tertiary market locations, intense competition from larger well-capitalized competitors, few barriers to entry and prospects for growth.

No transaction utilized in the selected comparable transactions is identical to the proposed acquisition of Jameson in asset type, business model, timing or size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning our financial and operating characteristics and other factors that would affect the acquisition value of companies to which we are being compared. In evaluating the precedent transactions, JMP Securities made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on us and the industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or that of the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected transaction data.

Premiums Paid Analysis

JMP Securities reviewed each of the transactions listed above under “Comparable Transactions Analysis” to determine the high, low, mean and median premium offered by the acquiror to the target’s stockholders relative to the average closing share price for the ten trading days ending five days prior to the announcement date (the “unaffected price”) and the high, low, mean and median premium offered by the acquiror to the target’s 52-week high for the period ending five days prior to the announcement date. Based on this analysis, the premiums paid relative to the unaffected ten-day average share price ranged from 6.2% to 38.3%, resulting in an implied value per share range from $2.53 to $3.29. The premiums paid relative to the 52-week high unaffected price ranged from 0.0% to 20.5%, resulting in an implied value per common share range of $2.65 to $3.19.

No transaction utilized in the selected comparable transactions is identical to the proposed acquisition of Jameson in asset type, business model, timing or size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning our financial and operating characteristics and other factors that would affect the acquisition value of companies to which we are being compared. In evaluating the precedent transactions, JMP Securities made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on us and the industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or that of the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected transaction data.

Net Asset Valuation – Capitalization Rate Method

To determine the net asset value per common share, JMP Securities applied a range of capitalization rates from 9.0% to 10.0% to management’s projected 2006 adjusted operating income. JMP Securities selected the range of capitalization rates based upon precedent corporate lodging acquisitions, industry research on limited service hotel valuations, as well as conversations with management. JMP Securities valued our franchise business on 5.0x franchise EBITDA and non-lodging assets were valued at book value as of March 31, 2006. The total resulting enterprise value after taking into account net working capital ranged from approximately $371.9 to $409.2 million. Our debt balance of $157.5 million was subtracted from the enterprise value range, resulting in a total equity value ranging from $180.9 to $218.1 million. The net asset value per common share was calculated by dividing the total equity value by the number of shares of common stock on a fully diluted basis, resulting in an implied net asset value range of $2.49 to $3.00 per share.

Net Asset Valuation – Value Per Room Method

To determine the net asset value per common share based on total value per room, JMP Securities applied a range of values from $50,000 to $55,000 per room to the owned room count of our assets. JMP Securities selected the range of values per room based upon precedent corporate lodging acquisitions, industry research on limited service hotel valuations, as well as conversations with management. JMP Securities valued our franchise business on 5.0x franchise EBITDA and non-lodging assets were valued at book value as of March 31, 2006. The total resulting enterprise value after taking into account net working capital ranged from approximately $356.4 to $391.8 million. Our debt balance of $157.5 million was subtracted from the enterprise value range, resulting in a total equity value ranging from $198.9 to $234.3 million. The net asset value per share was calculated by dividing the total equity value by the number of shares of common stock on a fully diluted basis, resulting in an implied net asset value range of $2.73 to $3.22 per common share.

Discounted Cash Flow Analysis

JMP Securities performed a discounted cash flow analysis for us based upon our continuing operations, pursuant to the financial projections provided by our management through 2011, as adjusted by JMP Securities to reflect conversations with management. JMP Securities calculated unlevered free cash flows through 2010, defined as earnings before interest and taxes (“EBIT”), less taxes, plus depreciation and amortization, less capital expenditures, assumed to be 5% of annual room revenues. JMP Securities calculated a range of terminal values by applying a range of multiples from 8.5x to 9.5x to 2011 estimated EBITDA. This range of multiples was derived from a review of historical trading multiples for certain lodging companies. The cash flow streams and terminal values were then discounted back to December 31, 2005 using an estimated range of discount rates from 9.5% to 11.5%. This range of discount rates was based on a number of factors, including a review of the weighted average cost of capital of comparable lodging companies, market research estimates, expected total return of comparable lodging companies and observed private market discount rates. JMP Securities performed its discounted cash flow analysis without including any assumed operational benefits from the transaction. The results of this analysis, estimated as of December 31, 2005, are summarized in the table below.

	Terminal 2011 Estimated EBITDA Multiple
	8.5x	9.0x	9.5x
Assuming 9.5% Discount Rate	$2.68	$2.88	$3.07
Assuming 10.5% Discount Rate	$2.47	$2.65	$2.84
Assuming 11.5% Discount Rate	$2.27	$2.44	$2.62

Using this methodology, JMP Securities observed that the implied value per share ranged from $2.27 to $3.07.

Private Buyer Analysis

JMP Securities performed a second discounted cash flow analysis for us assuming we are purchased by a private buyer in a leveraged buyout. JMP Securities utilized the financial projections provided by our management, as adjusted by JMP Securities to reflect conversations with our management, assuming a discontinuation of property development, given the likelihood that a private buyer would choose to reduce its ongoing capital requirements. Based on discussions with management, JMP Securities performed its private buyer analysis assuming the private buyer could achieve annual operational cost savings equal to $3.9 million of general and administrative expenses. JMP Securities calculated EBIT through 2010, then, to arrive at taxable income, JMP Securities subtracted from EBIT (i) an interest expense calculated assuming that the private buyer could borrow interest only, floating rate debt equal to 85% of the total acquisition cost, net of our existing trust preferred securities, at the rate of LIBOR plus 225 basis points, (ii) interest on our existing trust preferred securities and added to EBIT assumed annual operational cost savings equal to $3.9 million (50% of which would be recognized in 2006, 100% thereafter). Then, to arrive at cash flow to equity, JMP Securities subtracted from taxable income taxes and capital expenditures, assumed to be 5% of annual room revenues and added depreciation and amortization. JMP Securities calculated a range of terminal values by applying a range of multiples from 8.5x to 9.5x to 2011 estimated EBITDA, less a 2% closing cost and total debt. This range of multiples was derived from a review of historical trading multiples for certain lodging companies.

The cash flow streams to equity and terminal values were then discounted to December 31, 2005 using an estimated range of the equity discount rates of 19% to 22%, which range was based on the estimated required returns on equity for leveraged buyers. The results of this analysis are summarized in the table below:

	Terminal 2011 Estimated EBITDA Multiple
	8.5x	9.0x	9.5x
Assuming 19.0% Discount Rate	$3.01	$3.20	$3.40
Assuming 20.0% Discount Rate	$2.97	$3.16	$3.35
Assuming 21.0% Discount Rate	$2.93	$3.12	$3.31
Assuming 22.0% Discount Rate	$2.89	$3.08	$3.26

Using this methodology, JMP Securities observed that the implied value per share ranged from $2.89 to $3.40.

In connection with the review of our acquisition, JMP Securities performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, JMP Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. JMP Securities believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, the range of valuations resulting from any particular analysis described above should not be taken to be JMP Securities’ view of our actual value.

In performing its analyses, JMP Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in JMP Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of JMP Securities’ analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of the common shares pursuant to the merger agreement and were conducted in connection with the delivery of JMP Securities’ opinion dated May 22, 2006, to our board of directors. JMP Securities’ analyses do not purport to be appraisals or to reflect the prices at which the common shares might actually trade.

Although JMP Securities evaluated the fairness of the consideration to be received by the holders of the common shares pursuant to the merger agreement from a financial point of view, the consideration itself was determined by our board and Argila through arm’s-length negotiations. Our board did not provide specific instructions to, or place any limitations on, JMP Securities with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In addition, as described above, JMP Securities’ opinion and presentation to our board of directors was one of many factors taken into consideration by the board in making its determination to recommend the adoption of the merger agreement. Consequently, the JMP Securities analyses described above should not be viewed as determinative of the opinion of the board or the view of our management with respect to our value or of whether the board would have been willing to agree to different consideration.

About our Financial Advisor

JMP Securities is a nationally recognized investment banking and advisory firm. JMP Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, JMP Securities and its affiliates have provided financing services to us, including acting as co-manager on a follow-on offering of our shares of common stock in July 2004, sole placement agent on an unsecured financing in March 2005 and sole placement agent on a convertible notes offering in September 2005. JMP Securities and its affiliates have received aggregate fees of $3,227,630 for the rendering of these services. In the ordinary course of business, JMP Securities may from time to time trade in our securities or indebtedness for its own account, the accounts of investment funds and other clients under the management of JMP Securities and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness.

Our management made the initial contact with JMP Securities to solicit its interest in being engaged as financial advisor to the board. The prior services that JMP Securities provided to us and management’s satisfaction with the quality and timeliness of those services were among the principal reasons for the solicitation. Management recommended JMP Securities to our board of directors, who made the final decision regarding the engagement.

Pursuant to an engagement letter between our board and JMP Securities, we have agreed to pay to JMP Securities a fee equal to seventy hundredths of one percent (0.70%) of the consideration involved in the merger, which is contingent upon completion of the merger, and to reimburse JMP Securities for its expenses incurred in performing its services. We have also agreed to pay to JMP Securities an additional fee of $150,000 upon delivery of its fairness opinion.

Furthermore, we have also agreed to indemnify JMP Securities and its affiliates, their respective members, directors, officers, agents and employees and each person, if any, controlling JMP Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of JMP Securities’ engagement and any related transactions.

Interests of Our Executive Officers and Directors in the Merger

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than their interests as Jameson shareholders generally, including those described below. These interests may be different from, or in conflict with, your interests as Jameson shareholders. The members of our board of directors were aware of these additional interests, and considered them, when they adopted the merger agreement.

Voting Agreement

In connection with the merger agreement, Thomas W. Kitchin and Craig R. Kitchin, both members of the board of directors and senior officers, have agreed to vote the shares of Jameson common stock over which they exercise voting control for the approval of the merger agreement. For a discussion of the terms of the agreement, see “The Voting Agreement.”

Employment Agreements

Pursuant to employment agreements with us, our executive officers may terminate their employment with us upon a change of control, including the merger, and receive severance payments. The merger agreement provides that the payments due under the employment agreements will be paid in a lump sum at the effective time (except that certain payments of deferred compensation within the meaning of the Internal Revenue Code may be postponed until six months after the effective time).

Under the terms of the employment agreements, if Thomas W. Kitchin terminates his employment upon the effectiveness of the merger, he is entitled to two times his annual base salary then in effect and two times the average of his annual bonuses for the two preceding fiscal years. If Craig R. Kitchin terminates his employment upon effectiveness of the merger, he is entitled to receive payment for and one and a half times his annual base salary plus one and a half times the average of his annual bonus for the preceding two fiscal years. If any of Steven A. Curlee, D. Anthony Maness, W. David Vining or Jeffrey A. Hurley terminates his employment, he is entitled to receive payment of an amount equal to his base salary for a twelve-month period plus the average of his annual bonuses for the two preceding fiscal years. In addition, upon termination as described above, these executive officers will be entitled to certain welfare benefits for two years for Mr. T. Kitchin, for 18 months for Mr. C. Kitchin, and for 12 months for the other executive officers and any other benefits such executive officer is entitled to be paid or provided or is otherwise eligible to receive under any plan, program, policy, contract or agreement.

In the event the severance payments and other compensation provided for under the employment agreements become subject to the excess parachute payment excise tax under the Internal Revenue Code of 1986, as amended, the surviving corporation under the merger will pay to the executive officer an additional amount such that the net amount retained by him after deduction of the excise tax and any federal, state or local taxes will equal the total benefits or amounts he would otherwise be entitled to under the employment agreement.

Stock Options

The merger agreement provides that all outstanding Jameson stock options issued pursuant to our stock plans will be “cashed out” and canceled in connection with the completion of the merger. At the effective time of the merger, each option holder will receive an amount in cash, less applicable withholding taxes, equal to the product of (i) the number of shares issuable upon exercise of such option, and (ii) the excess, if any, of $2.97 per share over the exercise price per share provided for in such option.

The following table summarizes the options with exercise prices of less than $2.97 per share (options with exercise prices in excess of $2.97 per share are not included because they will be canceled for no consideration) held by each of our executive officers and directors as of May 31, 2006, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of the options that each of them holds.

Name	Number of Shares of Jameson Common Stock Underlying Unexercised Options with a Price Under $2.97	Value of Unexercised Stock Options
Thomas W. Kitchin	100,000	$7,000
Craig R. Kitchin	75,000	$5,250
David S. Fraser	35,000	$13,375
Robert D. Hisrich	15,000	$7,550
Michael E. Lawrence	15,000	$7,550
Thomas J. O’Haren	15,000	$7,550
Steven A. Curlee	50,000	$3,500
D. Anthony Maness	40,000	$2,800
W. David Vining	25,000	$9,500
Jeffrey A. Hurley	25,000	$1,750

Restricted Stock

Under the terms of the merger agreement, each restricted stock award granted under our stock plans will vest immediately prior to the effective time of the merger, and the restrictions associated with each restricted stock award will be deemed waived.

The following table summarizes the unvested restricted stock awards held by each of our executive officers and directors as of May 31, 2006, and the consideration that each of them will receive pursuant to the merger agreement in connection with the vesting and cancellation of the restricted stock awards that each of them holds.

Name	Number of Shares of Restricted Stock That Will Vest	Value of Shares
Thomas W. Kitchin	187,626	$557,249
Craig R. Kitchin	141,717	$420,899
David S. Fraser	0	$0
Robert D. Hisrich	0	$0
Michael E. Lawrence	0	$0
Thomas J. O’Haren	0	$0
Steven A. Curlee	89,833	$266,804
D. Anthony Maness	47,333	$140,579
W. David Vining	34,000	$100,980
Jeffrey A. Hurley	32,500	$96,525

Director and Officer Indemnification and Insurance

The merger agreement provides for indemnification arrangements for our current and former directors and officers that will continue from the effective time of the merger until the expiration of any applicable statute of limitations and for insurance arrangements for our current directors and officers for six years after the effective time.

Following the effective time of the merger, the surviving corporation under the merger is obligated to indemnify present and former directors and officers of Jameson in connection with any claim arising out of matters existing or occurring at or prior to the effective time of the merger to the fullest extent that we are currently permitted to indemnify our directors and officers. In addition, Argila is obligated, for six years from the effective time, to maintain directors’ and officers’ liability insurance covering our present and former directors and officers on terms and conditions comparable to those provided by us currently; provided, however, that Argila is not required to spend on an annual basis more than three times the current amount of the annual premium paid by us to procure such insurance coverage.

Employment Following the Merger

Prior to closing, certain of our executive officers may be offered and may accept positions with us following the merger on terms that are expected to be substantially similar to their current employment terms.

Dissenters’ Rights

The following is a summary of your dissenters’ rights under Georgia law and is qualified in its entirety by reference to the text of the relevant provisions of Article 13 of the Georgia Business Corporation Code, or GBCC, which are attached to this proxy statement as Appendix D. Shareholders intending to assert dissenters’ rights should carefully review Article 13. Failure to follow precisely any of the statutory procedures set forth in Article 13 may result in a termination or waiver of your dissenters’ rights.

Shareholders of record of our common stock who follow the procedures specified in Article 13 of the GBCC within the appropriate time periods will be entitled to dissent from the merger proposal and obtain payment of the “fair value” of such shares in lieu of the consideration that such shareholder would otherwise be entitled to receive pursuant to the merger agreement. This proxy statement constitutes notice to holders of our common stock concerning the availability of dissenters’ rights under Article 13 of the GBCC.

Shareholders who desire to assert their dissenters’ rights must satisfy all of the conditions of Article 13 of the GBCC. A written notice of intent to demand payment for a shareholder’s shares if the merger is effectuated must be filed with us by such shareholder before the vote for approval of the merger agreement is taken at the special meeting on July 26, 2006. This written notice of intent to demand payment must be in addition to and separate from a vote against the merger. Shareholders electing to assert their dissenters’ rights must not vote “FOR” the approval of the merger agreement. Failure to vote on the proposal to approve the merger agreement will not constitute a waiver of dissenters’ rights. Any proxy or vote against the merger will not satisfy the notice requirement within the meaning of Article 13. Shareholders who do not satisfy the requirements above will not be entitled to payment for their shares under Article 13 of the GBCC.

A Jameson shareholder who elects to exercise dissenters’ rights must either mail or deliver the shareholder’s written notice of intent to demand payment to us at our address at Jameson Inns, Inc., 41 Perimeter Center East, Suite 400, Atlanta, Georgia 30346-1903, Attention: Secretary. The written notice of intent to demand payment should specify the shareholder’s name and mailing address, and that the shareholder is thereby intending to assert dissenters’ rights for the shareholder’s Jameson common stock. If the merger is approved, within ten days of such approval we must provide a written dissenters’ notice to all of our shareholders who have given notice of their intent to dissent and have not voted for the merger.

The written dissenters’ notice shall (i) state where the payment demand from dissenting shareholders must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which we must receive the payment demand, which cannot be fewer than 30 nor more than 60 days after the date our dissenters’ notice is delivered; and (iv) include a copy of Article 13 of the GBCC.

Shareholders who properly assert dissenters’ rights under Article 13 and receive a dissenters’ notice from us will have to demand payment and deposit their certificates in accordance with the terms of the dissenters’ notice. Shareholders who do not demand payment or deposit their share certificates where required, each by the date set in the dissenters’ notice, will not be entitled to payment for their shares under Article 13 of the GBCC.

Within ten days of the later of the date the merger is effectuated or receipt of a payment demand, we, by notice to each dissenter who complied with the terms of the dissenters’ notice, will be required to offer to pay to such dissenter the amount which we estimate to be the fair value of the dissenter’s shares, plus accrued interest. The offer of payment must be accompanied by (i) our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (ii) a statement of our estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.

Dissenting shareholders who accept our offer by written notice within 30 days after our offer or are deemed to have accepted such offer by failure to respond within those 30 days will receive payment for their shares within 60 days after the offer is made or the merger is effectuated, whichever is later. If we do not effectuate the merger within 60 days after the date set for demanding payment and depositing share certificates, we will have to return the deposited certificates. If, after returning deposited certificates, we then effectuate the merger, we will be required to send a new dissenters’ notice and repeat the payment demand procedure.

If any dissenting shareholder believes that the amount offered by us is less than the fair value of his, her or its shares or that the interest due is incorrectly calculated or we, having failed to effectuate the merger, do not return the deposited certificates within 60 days after the date set for demanding payment, the dissenting shareholder may notify us in writing of such shareholder’s own estimate of the fair value of his, her or its shares and amount of interest due, and demand payment of such estimate.

Any dissenting shareholder will waive the right to demand payment and will be deemed to have accepted our offer unless the dissenter notifies us of his, her or its demand in writing in the manner described above within 30 days after we offered payment for such shareholder’s shares.

If we were not to offer payment within the specified time (i) a dissenting shareholder may demand our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any, and we will be required to provide the information to the shareholder within ten days after receipt of a written demand for the information; and (ii) the shareholder, at any time, within a three-year period following the merger, may notify us of such shareholder’s own estimate of the fair value of the shares and the amount of interest due and demand payment of his, her or its estimate of the fair value of such shareholder’s shares and interest due.

If a payment remains unsettled, we will be required to commence a proceeding in a Georgia state court within 60 days after receiving the payment demand to determine the fair value of the shares and accrued interest. The court will determine all costs and expenses of the proceeding other than fees and expenses of attorneys and experts, and will assess them against us unless it finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327 of the GBCC. If we fail to commence the proceeding within the 60 day period, we will be required to pay each dissenter whose demand remained unsettled the amount demanded. No action by any dissenter to enforce dissenters’ rights may be brought more than three years after the merger.

Jameson shareholders considering seeking to enforce dissenters’ rights with respect to their shares should note that the fair value of their shares determined under Article 13 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek to enforce dissenters’ rights with respect to their shares.

Any shareholder who has duly demanded dissenters’ rights in compliance with Article 13 of the GBCC and deposits his, her or its shares according to the terms of the dissenters’ notice retains all other rights of a shareholder until those rights are canceled or modified by the effectuation of the merger.

Failure by any Jameson shareholder to comply fully with the procedures described above and set forth in Article 13 may result in termination of such shareholder’s dissenters’ rights.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Georgia law, at the effective time of the merger, Whiskey Merger Corp., a wholly owned subsidiary of Argila and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned subsidiary of Argila.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Georgia or at such later time as is agreed upon by Argila and us and specified in such certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place not later than the second business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by Argila and us. We currently anticipate the merger to be completed in the third quarter of calendar 2006.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Argila or any direct or indirect wholly owned subsidiary of Argila or us, and shares held by shareholders who perfect their dissenters’ rights, will be converted into the right to receive $2.97 in cash, without interest and less any applicable withholding tax. Shares that have been awarded under the Jameson Stock Awards Program prior to the effective time of the merger will be treated the same as all other outstanding shares of our common stock, with the result that all of those shares, other than shares held by shareholders who perfect their dissenters’ rights, will also be converted into the right to receive $2.97 per share in cash, without interest and less applicable withholding tax under these terms. Treasury shares and shares held by Argila or any direct or indirect wholly owned subsidiary of Argila or us will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock, including the shares awarded under the Jameson Stock Awards Program, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock will cease to have any rights as a shareholder, except the right to receive $2.97 per share in cash, without interest and less applicable withholding tax (other than shareholders who have perfected their dissenters’ rights). The price of $2.97 per share was determined through arm’s-length negotiations between Argila and us.

Effect on Awards Outstanding Under our Stock Plans

Under the terms of the merger agreement, each stock option outstanding immediately prior to the effective time of the merger will be canceled in exchange for a cash payment by Jameson at the effective time of an amount equal to (i) the excess, if any, of (x) $2.97 over (y) the exercise price per share of our common stock subject to such stock option, multiplied by (ii) the number of shares of Jameson common stock for which such stock option has not been exercised. In addition, each restricted stock award granted under our stock plans will vest immediately prior to the effective time of the merger, and the restrictions associated with each restricted stock award will be deemed waived.

Delisting and Deregistration of Jameson Common Stock

If the merger is completed, our common stock will no longer be traded on The Nasdaq National Market and will be deregistered under the Securities Exchange Act. Following the completion of the merger, Jameson will no longer be a public company.

Certain Material United States Federal Income Tax Consequences of the Merger

The following is a general discussion of certain material United States federal income tax consequences to our shareholders of the receipt of cash in exchange for our common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of our common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Jameson shareholder in light of the Jameson shareholder’s personal investment circumstances, or those Jameson shareholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), Jameson shareholders who hold shares of Jameson common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or Jameson shareholders who acquired their shares of Jameson common stock through the exercise of employee stock options or other compensation. In addition, the discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a Jameson shareholder. You are urged to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Jameson common stock pursuant to the merger.

The receipt of cash in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, for United States federal income tax purposes, a holder of our common stock will recognize gain or loss equal to the difference between his or her aggregate adjusted tax basis in our common stock converted to cash in the merger and the amount of cash received. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) converted to cash in the merger. If the shares were held for more than one year, the gain or loss would be long-term capital gain or loss, subject (in the case of shareholders who are individuals) to tax at a maximum United States federal income tax rate of 15% and will be short-term capital gain or loss if, at the effective time of the merger, the shares of our common stock so converted to cash were held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitations. Our shareholders who acquired their Jameson common stock through the Jameson Stock Awards Frequent Guest Loyalty Program should refer to the prospectus for the program and consult their tax advisors to determine their tax basis and holding periods for their Jameson common stock.

Under the United States federal income tax backup withholding rules, unless an exemption applies, Argila generally is required to and will withhold 28% of all payments to which a Jameson shareholder or other payee is entitled in the merger, unless the Jameson shareholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides such shareholder’s correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders) and certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. You and, if applicable, each other payee should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. Shareholders who are not U.S. citizens or U.S. resident aliens should complete, sign and submit a Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

The discussion above of certain material United States federal income tax consequences is included for general information purposes only. You are urged to consult your own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Jameson common stock pursuant to the merger.

Regulatory Matters

Under the merger agreement, Argila, merger sub and we have agreed to use our respective reasonable efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. Except with respect to the filing of the articles of amendment and the certificate of merger in Georgia at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. A filing is not required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the merger.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A. This proxy statement contains a description of representations, warranties and covenants made in the merger agreement. These representations, warranties and covenants were made only for the purpose of the merger agreement and solely for the benefit of the parties to the merger agreement as of specific dates, may be subject to important limitations and qualifications (including exceptions thereto set forth in disclosure schedules or our public filings with the SEC) agreed to by the contracting parties and may not be complete. Furthermore, these representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations, warranties and covenants contained in this proxy statement or the actual representations, warranties and covenants contained in the merger agreement as statements of factual information.

Structure and Effective Time

The merger agreement provides for the merger of merger sub with and into Jameson. Jameson will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Argila.

The merger will become effective at the time that the certificate of merger is duly filed with the Georgia Secretary of State (or at a later time if agreed by the parties and specified in the certificate of merger). Argila will file the certificate of merger on the closing date or as soon as practicable thereafter.

Argila, at its election, was permitted to substitute any direct or indirect wholly owned subsidiary of Argila in place of the initial merger sub, including a corporation incorporated under the laws of Georgia. Argila has exercised this option by substituting Whiskey Merger Corp. in the place of the initial merger sub. The parties have agreed that if Argila makes this substitution they will, if necessary, execute an appropriate amendment to the merger agreement. The parties have determined that, as of the date of this proxy statement, no amendment to the merger agreement was needed.

Merger Consideration

The merger agreement provides that each issued and outstanding share (or fraction thereof) of Jameson common stock, par value $0.10 per share, (other than dissent shares and shares owned by Jameson, Argila or merger sub) shall be converted into the right to receive $2.97 (or the appropriate fraction thereof) in cash, without interest. If dissenters’ rights for any shares are perfected by any of our shareholders, then those shares will be entitled to the payment of the fair market value of such dissent shares as described in the section entitled “The Merger – Dissenters’ Rights.”

The merger agreement provides that each issued and outstanding share of capital stock of merger sub shall be converted at the effective time of the merger into one fully paid and nonassessable share of common stock, par value $0.10 per share, of the surviving corporation.

Payment Procedures

Argila will appoint a paying agent reasonably satisfactory to us that will make payment of the merger consideration in exchange for certificates representing shares of our common stock. Argila will deposit, or cause to be deposited, with the paying agent, at the effective time of the merger, all the cash necessary to pay the merger consideration. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to the holders of record of our common stock a letter of transmittal and instructions explaining how to surrender their stock certificates to the paying agent in exchange for the merger consideration. Upon surrender of a certificate for cancellation to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may reasonably be required by the paying agent, the holder of such certificate will be promptly paid the appropriate merger consideration in cash, minus any withholding taxes required by law. The certificate surrendered shall be canceled and no interest shall be paid or accrue on any cash payable upon surrender of any certificate. Merger consideration paid upon conversion of common stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, subject, however, to the surviving corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the effective time that may have been declared or made by Jameson on such shares of common stock which remain unpaid at the effective time.

Treatment of Jameson Stock Options and Restricted Stock

The merger agreement provides that as soon as practicable following the date of the merger agreement, our board of directors (or, if appropriate, any committee of our board administering the stock plans) will adopt resolutions or take other actions that will adjust the terms of all outstanding stock options and stock appreciation rights to provide that the stock options shall be canceled in exchange for a cash payment by us at the effective time, and will cause all shares of Jameson restricted stock to become vested immediately prior to the effective time of the merger.

Articles of Incorporation and Bylaws

Immediately prior to the effective time of the merger, the amendment to the articles of incorporation shall be duly filed with the Secretary of State of Georgia and shall be in full force and effect.

The merger agreement provides that at the effective time of the merger, our articles of incorporation as in effect immediately prior to the effective time shall be amended to be in the form set forth in Exhibit B to the merger agreement and will become the articles of incorporation of the surviving corporation. The bylaws of merger sub as in effect immediately prior to the effective time shall be the bylaws of the surviving corporation.

Directors and Officers

The merger agreement provides that the directors of merger sub immediately prior to the effective time of the merger will be the directors of the surviving corporation. The officers of Jameson immediately prior to the effective time of the merger will be the officers of the surviving corporation.

Representations and Warranties

The merger agreement contains our representations and warranties made to Argila and merger sub, including representations and warranties relating to:

•	due organization, standing and power, and other corporate matters of us and our subsidiaries;

•	capitalization of us and our subsidiaries;

•	authorization, execution, delivery and enforceability of the merger agreement and other transaction documents to which we are a party;

•	conflicts or violations under organizational documents, contracts, instruments or law, and required consents and approvals;

•	reports, schedules, forms and financial statements filed with the SEC and the accuracy of the information in those documents;

•	accuracy of information supplied in preparation of the proxy statement;

•	undisclosed liabilities;

•	conduct of business in the ordinary course and absence of certain changes or events, including the absence of a material adverse effect on Jameson;

•	tax matters;

•	absence of changes in employee benefit plans and arrangements;

•	ERISA compliance and other employee matters;

•	litigation;

•	compliance with applicable law;

•	brokers’ fees with respect to the merger;

•	opinion of financial advisor;

•	environmental matters;

•	contracts;

•	properties;

•	intellectual property;

•	labor matters;

•	transactions with affiliates; and

•	status as a real estate investment trust.

The merger agreement also contains representations and warranties made to us by Argila and merger sub, including representations and warranties relating to:

•	due organization, standing and power, and other corporate matters;

•	operations of merger sub

•	authorization, execution, delivery and enforceability of the merger agreement and other transaction documents to which either is a party;

•	conflicts or violations under organizational documents, contracts, instruments or law, and required consents and approvals;

•	accuracy of information supplied for the proxy statement; and

•	access to financing to consummate the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of the Business of Jameson Prior to the Merger

From the date of the merger agreement through the effective time of the merger, we have agreed (and have agreed to cause our subsidiaries) to conduct our business in the usual and ordinary course in substantially the same manner as previously conducted, to preserve the present material business operations, organizations and goodwill, and to maintain our books, accounts and records in the ordinary course, on a basis consistent in all material respects with past practice.

In addition, during the same period, we have also agreed that, without the prior written consent of Argila (not to be unreasonably withheld or delayed, except in the case of the 11th and 17th bullet points below, with respect to which consent is in the sole discretion of Argila), we will not, and will cause our subsidiaries not to, among other things:

•	declare, set aside or pay any dividend or other distribution in respect of any of our capital stock, other than any intracompany distributions;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities;

•	purchase, redeem or acquire any shares of capital stock or other securities of Jameson or any of our subsidiaries;

•	issue shares, options, debt securities or phantom stock, other than:

(1)	as required pursuant to our stock awards program, or

(2)	the issuance of common stock upon the exercise of stock options of Jameson employees outstanding as of the date of the merger agreement;

•	amend our charter, bylaws or other comparable organization documents;

•	make any material acquisitions of businesses or assets;

•	(A) grant to any director, officer or employee (any of the foregoing being referred to as a “Participant”) any increase in compensation, except for any such increase in compensation made in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of December 31, 2005, (B) grant to any Participant any increase in severance or termination pay or benefits, except to the extent required under any agreement in effect as of December 31, 2005, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any Participant, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or company benefit plan, or (E) take any action to accelerate any rights or benefits or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or company benefit plan;

•	make any change in tax, financial or other accounting methods, principles or practices materially affecting us, except insofar as may have been required by a change in generally accepted accounting principles, or write up, down or off the book value of any assets of Jameson or any subsidiary;

•	sell, lease (as lessor), license or otherwise dispose of or subject to any lien any property that is franchised by us or a subsidiary, or any properties or assets that are material, individually, or in the aggregate, to us or any subsidiary, taken as a whole, or are in excess of $1,000,000 individually;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or make any loans or capital contributions, subject to certain exceptions;

•	make or agree to make any capital expenditures, except expenditures that have been committed and/or paid as of the date of the merger agreement (which the parties agree shall not exceed $14,300,000 for the period from January 1, 2006 to the date of the merger agreement), shall not exceed $700,000 in the aggregate or are necessary repairs to properties consistent with past practice;

•	make or change any material tax election or settle or compromise any material tax liability or refund;

•	(A) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Jameson included in the documents filed by us with the SEC prior to the date of the merger agreement or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness or waive any claims or rights of substantial value, (C) settle any action requiring payments in excess of $100,000 or that would in any manner restrict the operation of our business or any subsidiary or (D) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which we are a party;

•	make any material increase in staffing levels of the headquarters or outside our headquarters, other than in the ordinary course of business consistent with past practice;

•	enter into a new line of business or make any material change in the line of business in which we engage as of the date of the merger agreement;

•	(A) amend, modify, waive, renew or terminate any material contract or any provision thereof, (B) enter into, amend, modify, waive, renew or terminate any contract with any affiliate of Jameson or any subsidiary, (C) enter into any contract that would, prior to the date of the merger agreement, constitute a material contract, would be required to be filed as an Exhibit to Form 10-K under the Exchange Act or would represent a contract with us or any subsidiary with an annual dollar amount received or paid in excess of $50,000 or an aggregate dollar amount of $100,000;

•	purchase or otherwise acquire, or enter into any contract to purchase or otherwise acquire, any real property (unless such contract is expressly conditioned on the consent of Argila); or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Other Covenants

Jameson and Argila will each promptly advise the other orally and in writing of any change or event that would reasonably be expected to have a material adverse effect on such party.

Prior to the closing, we will provide certifications of non-foreign status duly executed by each of our shareholders who owns more than 5% of the total fair market value of our common stock. Any failure to provide such certificates within 30 days prior to the closing will result in the withholding of applicable taxes.

Permitted Solicitation of Takeover Proposals

The merger agreement provides that during the time from the execution of the merger agreement until the end of the permitted solicitation period, we are expressly permitted to:

•	solicit, initiate or encourage proposals from other potential bidders;

•	participate in discussions or negotiations with other potential bidders; and

•	furnish information to, or take any other action to facilitate a proposal from, other potential bidders;

provided, (a) that we will not provide material non-public information with respect to us or any subsidiary without entering into a confidentiality agreement on terms no less restrictive than the confidentiality agreement with Argila, (b) we will provide Argila with any non-public information that is provided to any potential bidder that was not previously provided to Argila and (c) we will notify Argila reasonably promptly of the identity of each solicited person. In addition, we may not engage in any of the actions described above with more than seven persons, and none of those persons may be affiliated or associated with, or have any arrangement with, Thomas W. Kitchin or Craig R. Kitchin.

Upon expiration of the permitted solicitation period, we must immediately cease and cause to be terminated any existing solicitation, encouragement or discussion relating to any “company takeover proposal” (as defined below), except as permitted below.

No Solicitation

The merger agreement provides that from the expiration of the permitted solicitation period until the earlier of the effective time of the merger and the termination of the merger agreement, we will not, and will not authorize or permit any of our subsidiaries or representatives to:

•	directly or indirectly through another person solicit, initiate or encourage the submission of any company takeover proposal;

•	enter into any agreement with respect to any company takeover proposal; or

•	directly or indirectly through another person participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any company takeover proposal.

However, we may (a) furnish information with respect to us and our subsidiaries to a person making a company takeover proposal pursuant to a customary confidentiality agreement on terms no less restrictive than the confidentiality agreement with Argila, and (b) participate in discussions or negotiations with such person if:

•	we receive an unsolicited company takeover proposal that does not result from a violation of the no solicitation provisions or a solicited company takeover proposal that does not result from a violation of the permitted solicitation provisions; and

•	our board of directors determines in good faith, after consultation with outside counsel and independent financial advisors, that such company takeover proposal would reasonably be expected to lead to a “superior company proposal” (as defined below).

A “company takeover proposal” means (a) any proposal or offer for a merger, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving Jameson, (b) any proposal for the issuance by us of over 20% of our equity securities as consideration for the assets or securities of another person, (c) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of our equity securities or consolidated total assets, or (d) any proposal or offer to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect as a sale of assets) over 20% of our consolidated total assets, in a single transactions or a series of transactions, in each case other than the merger.

A “superior company proposal” means any bona fide written proposal made by a third party who is not an affiliate or associate of, and does not have an arrangement with, Thomas W. Kitchin or Craig R. Kitchin to acquire all the equity securities or substantially all of the assets of Jameson (x) with respect to such a proposal made by a permitted solicited person, for exclusively cash consideration and (y) with respect to such a proposal made by all other such third parties, for cash consideration and/or equity securities generally entitled to vote for the election of directors and listed on the New York Stock Exchange or the American Stock Exchange, or quoted on the Nasdaq National Market (or a successor to the Nasdaq National Market) (such equity securities being referred to as “Equity Securities”), and in any case pursuant to a tender offer or exchange offer, a merger or a consolidation, or a sale of all or substantially all of our assets, (i) on terms which our board determines in good faith, after consultation with our financial advisors, to be more favorable from a financial point of view to the holders of our common stock than the merger, taking into account any proposal by Argila to amend the terms of the merger (provided, that for purposes of determining the value of any Equity Securities in connection with assessing favorability from a financial point of view, the value of such Equity Securities (1) shall be deemed to be equal to the lower of (A) the average closing price for such securities for the 30 consecutive trading days ending on the day (the “Determination Date”) that immediately precedes the date on which a superior proposal determination is made with respect to such company takeover proposal and (B) the closing price of such Equity Securities on the Determination Date, and (2) except as specified in clause (1) shall be deemed not to include any other measure of value), (ii) that is not subject to any financing condition or contingency and (iii) that would reasonably be expected to be capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Our board of directors (or any committee of the board) may not (a) withdraw or modify, or publicly propose to do so, in a manner adverse to Argila or merger sub our approval or recommendation of the merger agreement or the merger, (b) approve or recommend, or publicly propose to do so, any company takeover proposal, or (c) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any company takeover proposal. Notwithstanding the foregoing, at any time prior to receipt of the Jameson shareholder approval, our board of directors may modify or withdraw its recommendation or approve or recommend a company takeover proposal in response to a superior company proposal but only in accordance with the provisions specified in the merger agreement, including the right of Argila to propose changes to the terms of the merger.

Employee Benefits

Argila has agreed that from the effective time of the merger it will cause Jameson to honor all benefit plans to which the we are a party on the date of the merger agreement, to the extent these are binding obligations. Argila shall cause any payments due to employees at closing pursuant to the plans or agreements to be paid in a lump sum at the effective time, provided, however, the payment of any “deferred compensation” to a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, may be postponed until six months after the effective time solely to the extent necessary to avoid the imposition of tax.

Reasonable Efforts

Each of the parties has agreed to use its reasonable efforts to take or cause to be taken, all actions necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including:

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity,

•	the obtaining of all necessary consents or waivers from third parties,

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have vacated or reversed any stay, temporary restraining order entered by any court or other governmental entity, and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement and the related transaction agreements.

We and our board of directors have agreed to use our reasonable best efforts to ensure that no state takeover statute or similar statute becomes applicable to the merger agreement or any other transaction agreement. If any such statute does become applicable to the merger agreement or any other transaction agreement, we and our board will use our reasonable best efforts to ensure that the merger and other transactions may be consummated as promptly as practicable on the terms contemplated by transaction agreements.

We will use our reasonable best efforts to assist and cooperate with Argila and merger sub in connection with their efforts to obtain any financing utilized by Argila and merger sub in connection with the consummation of the transactions, including providing reasonably required information relating to us and our subsidiaries to the financial institution or institutions providing such financing.

Indemnification

Argila has agreed that, to the fullest extent permitted by law, it will cause the surviving corporation to honor all of our obligations to indemnify our current and former directors, officers, employees or agents for acts or omission by such directors, officers, employees or agents occurring prior to the effective time of the merger to the extent that such obligations of Jameson exist on May 22, 2006, whether pursuant to our articles of incorporation, bylaws or individual indemnity agreements or other agreements, and such obligations shall survive the merger and will continue in full force and effect in accordance with the terms of our articles of incorporation, bylaws and such individual indemnity agreements from the effective time of the merger until the expiration of the applicable statute of limitations with respect to any claims against such directors, officers, employees or agents arising out of such acts or omissions.

The merger agreement requires that, for a period of six years after the effective time of the merger, Argila will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Jameson or obtain policies of at least the same coverage, provided that the surviving corporation is not required to pay an annual premium in excess of 300% of the last annual premium paid by us as of May 22, 2006.

Conditions to the Merger

The obligations of Jameson, Argila and merger sub to complete the merger are subject to the satisfaction of the following conditions:

•	we have obtained the required shareholder approval;

•	any applicable waiting period (or any extension) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has been terminated or has expired;

•	any consents and filings required to be made prior to the closing of the merger under any foreign antitrust laws, the absence of which would prohibit the consummation of the merger or would reasonably be expected to have a material adverse effect on us, have been obtained or made; and

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger is in effect, provided that prior to asserting this condition, and subject to the limitations on each parties’ obligations described in the section entitled “—Reasonable Efforts,” each of the parties have used its best reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

In addition, the obligations of Argila and merger sub to complete the merger are subject to the satisfaction of the following additional conditions:

•	certain of our representations and warranties made in the merger agreement shall be true and correct and our other representations and warranties made in the merger agreement shall be true and correct in all material respects, and Argila shall have received an executed certificate certifying to that effect;

•	we shall have performed in all material respects all obligations to be performed under the merger agreement and Argila shall have received an executed certificate certifying to that effect;

•	there shall not be pending any action by a governmental entity that has arisen after the date of the merger agreement and has a reasonable likelihood of success and that would have certain specified effects on the merger, us or Argila;

•	the amendment to our articles of incorporation shall have been filed with the Secretary of State of the State of Georgia and shall be in full force and effect; and

•	the amount of dissent shares shall not constitute more than 10% of the aggregate number of outstanding shares of our common stock.

In addition, our obligations to complete the merger are subject to the satisfaction of the following additional conditions:

•	certain of the representations and warranties of Argila and merger sub made in the merger agreement shall be true and correct and the other representations and warranties of Argila and merger sub made in the merger agreement shall be true and correct in all material respects, and we shall have received an executed certificate certifying to that effect; and

•	Argila and merger sub shall have performed in all material respects all obligations to be performed under the merger agreement and we shall have received an executed certificate certifying to that effect.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

(a)	by the mutual written consent of Argila, merger sub and Jameson;

(b)	by Argila or us,

(i)	if the merger is not consummated on or before December 31, 2006 (herein referred to as the “outside date”), unless the failure to consummate the merger is the result of a willful and material breach of the merger agreement by the party seeking to terminate the merger agreement, provided, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger; or

(ii)	if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action has become final and non-appealable; or

(iii)	if any condition to the obligation of such party to consummate the merger becomes incapable of satisfaction prior to the outside date, provided, however, that the failure of such condition is not the result of a material breach of any transaction agreement by the party seeking to terminate the merger agreement; or

(iv)	if approval of the merger agreement and the amendment to our articles of incorporation by our shareholders is not obtained at a duly held meeting to obtain such approval; or

(c)	by Argila, if we breach or fail to perform in any material respect any of our representations, warranties or covenants, which breach or failure to perform (i) would give rise to a failure of a condition to Argila’s obligation to close, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to us of such breach (provided that Argila is not then in willful and material breach of any representation, warranty or covenant contained in any transaction agreement); or

(d)	by Argila:

(i)	if our board (or any board committee) has (A) withdrawn or modified, in a manner adverse to Argila or merger sub, or has publicly proposed to withdraw or modify, in a manner adverse to Argila or merger sub, its approval or recommendation of the merger agreement, the merger or the charter amendment, or (B) approved or recommended, or publicly proposed to approve or recommend, any company takeover proposal; or

(ii)	if (A) we or any of our officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by the provisions described in the section entitled “—No Solicitation” but for the exceptions therein allowing certain actions to be taken unless such action has only an immaterial effect on Argila, or (B) we give Argila the notification contemplated by clause (f)(iii) below; or

(iii)	if a tender offer or exchange offer relating to the shares of our common stock shall have been commenced by any person and we shall not have sent to our shareholders, within ten business days after such tender offer or exchange offer is first published, a statement that recommends rejection of such tender offer or exchange offer; or

(e)	by us, if Argila or merger sub breaches or fails to perform in any material respect any of its representations, warranties or covenants, which breach or failure to perform (i) would give rise to a failure of a condition to our obligation to close, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Argila of such breach (provided that we are not then in willful and material breach of any representation, warranty or covenant contained in the merger agreement); or

(f)	by us prior to receipt of our shareholder approval, only if (i) our board of directors has received a superior company proposal (as defined in the section entitled “—No Solicitation”), (ii) in light of such superior company proposal our board of directors shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation of the merger and the merger agreement would be inconsistent with our board of directors’ exercise of its fiduciary duty under applicable law, (iii) we have notified Argila in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Argila of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Argila since receipt of the notice referred to in clause (iii) above, such superior company proposal remains a superior company proposal and our board of directors has again made the determinations referred to in clause (ii) above, (v) we are in compliance, in all material respects, with the provisions of the merger agreement, described in the section entitled “—No Solicitation,” (vi) we have previously paid the fees due described in the section entitled “—Fees and Expenses,” (vii) our board of directors concurrently approves, and we concurrently enter into, a definitive agreement providing for the implementation of such superior company proposal and (viii) Argila is not at such time entitled to terminate the merger agreement pursuant to clause (c) or clause (d)(ii)(A) above.

Fees and Expenses

The merger agreement obligates us to pay a fee to Argila equal to (i) $2,500,000 (if the agreement is terminated at or prior to the time of the permitted solicitation period), or (ii) $5,000,000 (if the agreement is terminated after the permitted solicitation period) if:

•	we terminate the merger agreement for any of the reasons described in clause (f) of the section entitled “—Termination”;

•	Argila terminates the agreement for any of the reasons described in clause (d) of the section entitled “—Termination”;

•	after the date of the merger agreement and prior to the termination of the merger agreement,

(1)	any person makes a company takeover proposal; and

(2)	the merger agreement is terminated by either party as a result of (A) the failure of the merger to occur prior to the outside date and prior to that date a company takeover proposal is publicly announced, (B) the failure of our shareholders to adopt the merger agreement at a duly held meeting of the shareholders and prior to that meeting a company takeover proposal is publicly announced, or (C) by Argila if our material breach of our representations or covenants under the merger agreement such that the applicable condition would not be satisfied, and such breaches have not been cured within 30 days after giving notice of such breach (provided that Argila is not then in material breach of the merger agreement); and

(3)	prior to the 12-month anniversary of the termination, we enter into a definitive agreement or consummates a transaction contemplated by a company takeover proposal (substituting 40% in place of 20% for purposes of that definition).

If the agreement is terminated by Argila as provided in (c) of the section entitled “—Termination”, we have agreed to pay to Argila expenses incurred up to $1,000,000 in the aggregate. Expenses means all reasonable out-of-pocket expenses (including reasonable fees and expenses payable to all banks, investment banking firms, other financial institutions), and all reasonable fees of counsel, accountants, experts and consultants.

If the agreement is terminated by us as provided in (e) of the section entitled “—Termination”, Argila has agreed to pay us for expenses incurred up to $1,000,000 in the aggregate. Expenses means all reasonable out-of-pocket expenses (including reasonable fees and expenses payable to all banks, investment banking firms, other financial institutions), and all reasonable fees of counsel, accountants, experts and consultants, but excludes specified expenses relating to Argila’s initial unsolicited offer to acquire us.

Amendment

The merger agreement may be amended by the parties at any time before or after any receipt of the approval of our shareholders, provided, however, that after the receipt of this approval, the parties will not approve any amendment that by law requires further approval by our shareholders unless the parties obtain the approval of our shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Material Adverse Effect

For purposes of the merger agreement, a material adverse effect on Jameson means a material adverse effect (a) on the business, assets, financial condition, prospects or results of operation of Jameson and our subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America or (ii) conditions generally affecting industries in which any of us or our subsidiaries operates, in each case, except if the event, change, effect, development, condition or occurrence materially and disproportionately impacts the business, assets, financial condition, prospects or results of operation of us and our subsidiaries, taken as a whole, (b) our ability to perform our obligations under the merger agreement, or (c) our ability to consummate the merger and the other transactions contemplated by the merger agreement to be performed or consummated by us.

THE VOTING AGREEMENT

As a condition and inducement to Argila entering into the merger agreement, Thomas W. Kitchin and Craig R. Kitchin and certain family members and affiliated entities (hereafter being referred to as “subject shareholders”), in their capacities as shareholders of Jameson, entered into a voting agreement with Argila, dated as of May 22, 2006, pursuant to which each of the subject shareholders has agreed, among other things, to vote shares of Jameson common stock over which the shareholder exercises voting control in favor of the approval of the merger agreement. These shareholders exercised voting control over an aggregate of approximately 3,212,136 shares of our common stock as of June 21, 2006, the record date for the special meeting, which constitutes approximately 5.58% of the issued and outstanding shares of our common stock.

Voting Support

The voting agreement requires each of the subject shareholders, among other things, to vote the subject shares:

•	in favor of approval of the merger, the merger agreement and the amendment to our articles of incorporation,

•	against any other merger or merger agreement,

•	against any company takeover proposal, and

•	against any amendment of our articles of incorporation or bylaws or other proposal or transaction involving us or our subsidiaries that could impede, frustrate, prevent or nullify any provision of the merger, the merger agreement, the amendment to our articles of incorporation or any other transaction agreement, or change the voting rights of any class of Jameson capital stock.

Restrictions on Transfer

The voting agreement prohibits each of the subject shareholders from:

•	selling, transferring, pledging, assigning or otherwise disposing of, or entering into any contract, option or other arrangement with respect to the subject shares to any person other than pursuant to the merger agreement, and

•	entering into any other voting agreement, by proxy or otherwise, with respect to the subject shares.

No Solicitation

Each of the subject shareholders has agreed not to:

•	directly or indirectly solicit, initiate or encourage the submission of any company takeover proposal;

•	enter into any agreement with respect to a company takeover proposal; or

•	directly or indirectly participate in any discussions or negotiations regarding a company takeover proposal, furnish any information to any person regarding a company takeover proposal, or taking any actions to facilitate inquiries or the making of a proposal that constitutes or could reasonably lead to a company takeover proposal.

Other Matters

Each of the subject shareholders has:

•	agreed to use all reasonable efforts to cause the consummation of the merger and agreed not to issue any press release or make any other public statements concerning the merger without the prior consent of Argila and Jameson, except as required by law.

•	by executing the voting agreement, consented to and approved of any actions taken by our board of directors approving the merger and waived any dissenters’ rights under the GBCC.

•	executed the voting agreement only in their capacity as beneficial owners of the subject shares and to the extent any of the subject shareholders is a member of the Jameson board of directors, the voting agreement does not restrict that shareholder in the exercise of his or her fiduciary duties as a member of our board of directors.

•	agreed not to participate or be involved, directly or indirectly, in any company takeover proposal or superior company proposal.

•	agreed that, for a period of two years following the earlier of (a) the date on which we consummate a company takeover proposal (substituting 40% for 20% in the definition thereof); provided, that, at such time, Argila is or has been entitled to a termination fee under the merger agreement or (b) the effective time of the merger (the earlier of such dates referred to as the trigger date), no covered affiliate or any of its affiliates or associates may participate or be involved, directly or indirectly, in Jameson, a successor or any of their respective affiliates; except that Craig R. Kitchin may provide the same services he had provided prior to the trigger date to Jameson for no more than 30 days following the trigger date and may not receive more than a pro-rata share of his annual salary and medical, insurance or similar benefits in effect as of the trigger date.

•	granted representatives of Argila an irrevocable proxy to vote the shareholder’s shares of the Company’s common stock in accordance with the voting agreement.

The voting agreement will automatically terminate upon the earliest to occur of (i) the effective time of the merger and (ii) the termination of the merger agreement in accordance with its terms.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of May 15, 2006, regarding (a) the ownership of our common stock by all persons known by us to be beneficial owners of more than five percent of such stock, and (b) the ownership of our common stock by (i) each of our directors and nominees for director, (ii) each of our executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to their shares.

Name of Owner or Identity of Group	Shares of Common Stock Beneficially Owned (1)	Percentage of Class
Thomas W. Kitchin(2) 41 Perimeter Center East Suite 400 Atlanta, Georgia 30346-1903	2,926,471	5.05%
Robert D. Hisrich (3) (4)	47,849	*
Michael E. Lawrence (3)	45,500	*
Thomas J. O’Haren (5)	151,626	*
David S. Fraser (6)	40,000	*
Craig R. Kitchin (7)	391,862	*
Steven A. Curlee (8)	201,718	*
W. David Vining(9)	72,800	*
D. Anthony Maness(10)	114,000	*
Jeffrey A. Hurley(11)	73,001	*
Hotchkis and Wiley Capital Management, LLC (12) 725 South Figueroa Street, 39th Floor Los Angeles, California 90017-5439	5,846,217	10.11%
Teachers Insurance and Annuity Association of America (13) 730 Third Avenue New York, New York 10017	5,700,000	9.86%
Amaranth LLC(14) c/o Amaranth Advisors L.L.C. One American Lane Greenwich, Connecticut 06831	5,415,162	9.36%
Rutabaga Capital Management (15) 64 Broad Street 3rd Floor Boston, Massachusetts 02109	5,009,120	8.66%
Wellington Management Company, LLP (16) 75 State Street Boston, Massachusetts 02109	3,465,000	5.99%
All directors and executive officers as a group (ten persons) (17)	3,958,630	6.77%

*	Less than one percent (1%)
(1)	The total number includes shares issued and outstanding as of May 15, 2006, plus shares which the owner shown above has the right to acquire within 60 days after such date. For purposes of calculating the percent of the class outstanding held by each owner shown above with a right to acquire additional shares, the total number of shares excludes the shares which all other persons have the right to acquire within 60 days after such date, pursuant to the exercise of outstanding stock options.

(2)	Includes 140,000 shares issuable upon the exercise of currently vested stock options, 684,120 shares owned by the Kitchin Children’s Trusts, (the beneficiaries of which are Thomas W. Kitchin’s six children, including Craig R. Kitchin, and of which Thomas W. Kitchin serves as trustee), 187,626 shares of restricted common stock, 106,195 shares owned by Thomas W. Kitchin’s spouse and 18,850 shares owned jointly with Thomas W. Kitchin’s spouse.
(3)	Includes 45,000 shares issuable upon the exercise of currently vested stock options.
(4)	Includes 849 shares owned by Dr. Hisrich’s spouse and children, and 2,000 shares held by a trust for which Dr. Hisrich is the trustee.
(5)	Includes 70,000 shares issuable upon the exercise of currently vested stock options.
(6)	Includes 35,000 shares issuable upon the exercise of currently vested stock options.
(7)	Includes 141,717 shares of restricted stock, 106,197 shares held in trust for which Craig R. Kitchin is the beneficiary and 105,000 shares issuable upon the exercise of currently vested stock options.
(8)	Includes 89,833 shares of restricted stock and 75,000 shares issuable upon the exercise of currently vested stock options.
(9)	Includes 44,000 shares of restricted stock and 25,000 shares issuable upon the exercise of currently vested stock options.
(10)	Includes 47,333 shares of restricted stock and 50,000 shares issuable upon the exercise of currently vested stock options.
(11)	Includes 32,500 shares of restricted stock and 25,000 shares issuable upon the exercise of currently vested stock options.
(12)	Information based on Schedule 13G filed February 14, 2006. Hotchkis and Wiley Capital Management, LLC (“HWCM”) is an investment adviser and the shares are owned of record by its clients. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities, except Hotchkis and Wiley Small Cap Value Fund. The Board of Trustees of the Hotchkis and Wiley Small Cap Value Fund can direct the disposition of dividends received by such fund and can dispose of such securities. HWCM disclaims ownership of securities for all clients.
(13)	Information based on Schedule 13G filed February 13, 2006. Teachers Insurance and Annuity Association of America holds these shares on behalf of other persons. It reported that it had sole voting and sole dispositive power over 1,958,000 of these shares.

(14)	Information based on Schedule 13G filed October 7, 2005. Amaranth LLC holds the our 7% Convertible Senior Subordinated Notes due 2010 beneficially owned by it, which are convertible into 5,415,162 shares of common stock, through its subsidiary, Amatis Limited.
(15)	Information based on Schedule 13G filed February 14, 2006. Rutabaga Capital Management reported that it had sole voting and sole dispositive power over 1,984,300 of these shares.
(16)	Information based on Schedule 13G filed February 14, 2006. The shareholder is an investment adviser and the shares shown are held of record by the shareholder’s clients. The shareholder has shared voting and dispositive power of all of these shares.
(17)	Includes 615,000 shares issuable upon the exercise of currently vested stock options and 622,843 shares of restricted common stock.

APPROVAL OF AMENDMENT TO JAMESON’S ARTICLES OF INCORPORATION TO ELIMINATE STOCK OWNERSHIP RESTRICTIONS

One of the items on the agenda for our annual meeting of shareholders originally scheduled to be held on June 28, 2006 was a proposal to amend our articles of incorporation in the manner we describe below. Under the terms of the merger agreement, obtaining shareholder approval of this proposed amendment is a condition to Argila’s obligation to consummate the merger.

Effective January 1, 2004, we relinquished our status as a real estate investment trust, or “REIT,” under the Internal Revenue Code. Our articles of incorporation currently in effect have certain ownership limitations that were applicable to a REIT and were designed to ensure our continued compliance with the stock ownership restrictions imposed on REITs. In order to qualify as a REIT, not more than 50% in value of each class of our outstanding stock could have been owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to also include certain entities, which differs from the definition of beneficial ownership as defined in the rules and regulations of the SEC) during the last half of a taxable year, and each class of our stock must have been beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, certain percentages of our gross income must have been from particular activities. Our articles of incorporation currently restrict the ownership, acquisition and transfer of shares of our outstanding capital stock (the “Ownership Limitation”) required for a REIT.

Pursuant to the Ownership Limitation, subject to certain exceptions specified in the articles of incorporation, Thomas W. Kitchin cannot own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than that number of shares which is equal to 20.75% of the outstanding shares of our common stock or the Related Party Limit (as defined below), American Real Estate Company Ltd. cannot own directly or indirectly, more than 9% of the outstanding shares of our common stock and no other shareholder may own, or similarly be deemed to own, more than 6.75% of our outstanding shares. These restrictions apply to ownership by individuals, so ownership by an entity is attributed to the individual owners of the entity in proportion to their ownership in the entity.

In addition, since rent from any tenant 10% of which is owned, directly or constructively, by us, including an owner of 10% or more of us, was not qualifying rent for purposes of the gross income tests under the Internal Revenue Code, the articles of incorporation include an additional ownership restriction referred to as the “Related Party Limit.” The Related Party Limit provides that any shareholder who owns, or is deemed to own by virtue of the attribution provisions of the Internal Revenue Code (which differ from the attribution provisions applied to the Ownership Limitation), in excess of a 9.9% interest or voting power in the capital stock, net assets or profits of an entity from whom we derive gross income cannot own more than 9.9% of the relevant outstanding class or series of stock.

Since our status as a REIT has been relinquished, none of the stock ownership requirements and restrictions now contained in our articles of incorporation are needed. It is also a condition to the consummation of the merger by Argila that our shareholders approve an amendment to delete these provisions. Consequently, our board of directors has approved an amendment to our articles to remove all of these provisions to the extent they are applicable to shares of our common stock and has recommended that the shareholders approve these amendments. A summary of the proposed amendment to our amended and restated articles of incorporation is attached as Appendix B.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of outstanding common stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Since an affirmative vote of a majority of all shares of common stock outstanding is required for approval, abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

The board of directors recommends a vote “FOR” approval of this proposed amendment to our articles of incorporation.

If approved by the shareholders, the proposed amendment will become effective upon the filing of Amended and Restated Articles of Incorporation with the Secretary of State of Georgia, which will occur as soon as reasonably practicable. At any time before the effective date of the amendment, even after approval of the amendment by shareholders, the board of directors may abandon the proposed amendment without further action by the shareholders.

The obtaining of both approvals is a condition to the completion of the merger. The merger cannot be completed if the approval of the merger agreement is not obtained. In addition, the merger will not be completed if the approval of the amendment to our articles of incorporation is not obtained and we and Argila do not waive this condition. Therefore, if you wish to approve the merger, you should approve the amendment to our articles of incorporation.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

If you share an address with another shareholder, you may receive only one copy of our proxy statement unless you or one of the other shareholders have provided contrary instructions. We will deliver promptly, upon written or oral request, a separate copy of proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of proxy statements, now or in the future, or whose household is receiving multiple copies of our proxy statement and would like to receive only a single copy, should submit such request in writing to:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016 or call (800) 368-5948.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, Jameson will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings. If the merger is not completed, we will inform our shareholders, by press release or other means determined reasonable, of the date by which our shareholder proposals must be received by us for inclusion in the proxy materials relating to our 2007 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

In addition, our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder’s notice must be received at our headquarters, not less than 60 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Jameson is subject to the informational requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. The filings are available to the public at the Commission’s website www.sec.gov. They are also available on our website at www.jamesoninns.com. Our common stock trades on The Nasdaq National Market under the symbol “JAMS” and you may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitors:

The Altman Group
1200 Wall Street West, 3rd. Fl.
Lyndhurst, New Jersey 07071
(201) 806-7300

We have authorized no one to give you any information or to make any representation about the proposed merger or our company that differs from or adds to the information contained in this document or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of May 22, 2006,

Among

ARGILA, LLC,

WHISKEY MERGER CORP.

And

JAMESON INNS, INC.

A-i

(Cont'd)

A-ii

(Cont'd)

A-iii

INDEX OF DEFINED TERMS

TERMS	SECTION
Action	SECTION 3.12
Adverse Recommendation Change	SECTION 5.02(d)
affiliate	SECTION 9.03
Agreement	Preamble
Article 13	SECTION 2.01(d)
associate	SECTION 5.02(a)
Certificates of Merger	SECTION 1.03
Certificates	SECTION 2.02(b)
Charter Amendment	SECTION 3.04(c)
Charter Amendment Approval	SECTION 3.04(c)
Closing	SECTION 1.02
Closing Date	SECTION 1.02
Code	SECTION 2.02(g)
Company	Preamble
Company Benefit Plan	SECTION 3.10
Company Board	SECTION 3.04(b)
Company Bylaws	SECTION 3.01
Company Capital Stock	SECTION 3.03(a)
Company Charter	SECTION 3.01
Company Common Stock	First Recital
Company Disclosure Letter	ARTICLE III
Company Employee Stock Option	SECTION 6.04(a)
Company Material Adverse Effect	SECTION 9.03
Company Material Contracts	SECTION 3.17
Company Pension Plans	SECTION 3.11(b)
Company Preferred Stock	SECTION 3.03(a)
Company SAR	SECTION 6.04(a)
Company SEC Documents	SECTION 3.06(a)
Company Shareholder Approval	SECTION 3.04(c)
Company Shareholders Meeting	SECTION 6.01(b)
Company Significant Subsidiaries	SECTION 3.02(a)
Company Stock Plans	SECTION 6.04(a)
Company Subsidiaries	SECTION 3.01
Company Takeover Proposal	SECTION 5.02(g)
Confidentiality Agreement	SECTION 6.02
Consent	SECTION 3.05(b)
Contract	SECTION 3.05(a)
Corporation	EXHIBIT B
Covered Affiliate	SECTION 5.02(a)
Covered Persons	SECTION 6.06(a)
Delaware Certificate of Merger	SECTION 1.03
Determination Date	SECTION 5.02(g)
DGCL	SECTION 1.01
Dissent Shares	SECTION 2.01(d)

A-i

INDEX OF DEFINED TERMS

TERMS	SECTION
Effective Time	SECTION 1.03
Environmental Laws	SECTION 3.16(a)
ERISA	SECTION 3.10
ERISA Affiliate	SECTION 3.10
Equity Securities	SECTION 5.02(g)
Exchange Act	SECTION 3.05(b)
Exchange Fund	SECTION 2.02(a)
Expenses	SECTION 6.07(c)
Filed Company SEC Documents	SECTION 3.06(c)
Foreign Antitrust Laws	SECTION 3.05(b)
GAAP	SECTION 3.06(b)
GBCC	SECTION 1.01
Georgia Certificate of Merger	SECTION 1.03
Governmental Entity	SECTION 3.05(b)
Hazardous Substance	SECTION 3.16(a)
HSR Act	SECTION 3.05(b)
Indemnified Party	SECTION 6.06(c)
Intellectual Property Rights	SECTION 3.19
Judgment	SECTION 3.05(a)
Law	SECTION 3.05(a)
Leased Property	SECTION 3.18(c)
Liens	SECTION 3.02
Losses	SECTION 6.06(c)
Maximum Premium	SECTION 6.06(b)
Merger	First Recital
Merger Approval	SECTION 3.04(c)
Merger Consideration	SECTION 2.01(c)
Notice Period	SECTION 8.05(b)
Order	SECTION 3.12
Outside Date	SECTION 8.01(b)(i)
Owned Real Property	SECTION 3.18(b)
Parent	Preamble
Parent Material Adverse Effect	SECTION 9.03
Participate	SECTION 5.02(a)
Paying Agent	SECTION 2.02(a)
Permits	SECTION 3.13
Permitted Liens	SECTION 3.18(n)
person	SECTION 9.03
Primary Company Executives	SECTION 3.11(f)
Principal Company Shareholders	Second Recital
Proxy Statement	SECTION 3.05(b)
Real Property	SECTION 3.18(c)
Real Property Leases	SECTION 3.18(c)
Representatives	SECTION 5.02(a)

A-ii

INDEX OF DEFINED TERMS

TERMS	SECTION
Restricted Company Shares	SECTION 3.03(a)
SEC	SECTION 3.06(a)
Securities Act	SECTION 3.06(b)
Solicitation Period End Date	SECTION 5.02(a)
Solicited Person	SECTION 5.02(a)
SOX	SECTION 3.06(e)
Sub	Preamble
subsidiary	SECTION 9.03
Superior Company Proposal	SECTION 5.02(g)
Superior Proposal Determination	SECTION 8.05(b)
Superior Proposal Notice	SECTION 8.05(b)
Surviving Corporation	SECTION 1.01
Taxes	SECTION 3.09(j)
Tax Return	SECTION 3.09(j)
Termination Fee	SECTION 6.07(b)
Transactions	SECTION 1.01
Transaction Agreements	Second Recital
Transfer Taxes	SECTION 6.09
Unpaid Dividends	SECTION 2.02(c)
Voting Agreement	Second Recital
Voting Company Debt	SECTION 3.03(a)

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2006 (this “Agreement”), among ARGILA, LLC, a Delaware limited liability company (“Parent”), WHISKEY MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and JAMESON INNS, INC., a Georgia corporation (the “Company”).

WHEREAS the respective Boards of Directors of Sub and the Company and the sole member of Parent have approved the merger (the “Merger”) of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) not owned by Parent, Sub or the Company shall be converted into the right to receive the Merger Consideration;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain shareholders of the Company (the “Principal Company Shareholders”) are entering into an agreement (the “Voting Agreement” and, together with this Agreement, the “Transaction Agreements”) pursuant to which the Principal Company Shareholders will agree to take specified actions in furtherance of the Merger; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the “GBCC”) and the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the GBCC and the DGCL. At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Merger, the payments of the Merger Consideration, the Charter Amendment, and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions.”

SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State of (i) the State of Georgia, a certificate of merger or other appropriate documents (in any such case, the “Georgia Certificate of Merger”) executed in accordance with the relevant provisions of the GBCC and shall make all other filings or recordings required under the GBCC and (ii) the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Delaware Certificate of Merger” and, together with the Georgia Certificate of Merger, the “Certificates of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificates of Merger are duly filed with such Secretaries of State, or at such other time as Parent and the Company shall agree and specify in the Certificates of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC and Section 259 of the DGCL.

SECTION 1.05. Articles of Incorporation and Bylaws. (a) The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to be in the form of Exhibit B, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.

(i) Subject to Section 2.01(b) and Section 2.01(d), each issued and outstanding share (or a fraction thereof) of Company Common Stock shall be converted into the right to receive $2.97 (or the appropriate fraction thereof, in the case of a fractional share) in cash (the “Merger Consideration”).

(ii) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest, and except as otherwise provided in Section 2.02(c) with respect to Unpaid Dividends.

(d) Dissent Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissent Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment of the fair value of such Dissent Shares pursuant to, and who complies in all respects with, Article 13 of the GBCC (“Article 13”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to payment of the fair market value of such Dissent Shares in accordance with Article 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair market value under Article 13 then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c) and Unpaid Dividends as provided in Section 2.02(c). The Company shall serve prompt notice to Parent of any demands received by the Company for payment of the fair value of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of Merger Consideration upon surrender of certificates representing Company Common Stock. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (or, in the case of certificates that represent shares of Signature Inns, Inc. which have not as of the Effective Time been surrendered for certificates representing shares of Company Common Stock, the right to receive shares of Company Common Stock) whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.01(d) and except as otherwise provided with respect to Unpaid Dividends in Section 2.02(c), until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with (and not in violation of) the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time (collectively, “Unpaid Dividends”), and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to such date on which Merger Consideration in respect of such Certificate would irrevocably escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof; provided that, in any such case, no such instrument shall have a maturity exceeding three months from the date of the investment therein. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent.

(g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as Parent determines in its sole discretion may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of Federal, state, local or foreign tax Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Sub that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”) or in any Filed Company SEC Document:

SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized other than defects in such organization, existence or good standing that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and has full corporate, limited liability or partnership power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such power and authority, franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Amended and Restated Articles of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Amended and Restated Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each of the Company’s significant subsidiaries (as that term is defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC, herein referred to as the “Company Significant Subsidiaries”) and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Significant Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are as of the date of this Agreement owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in Section 3.02(b) of the Company Disclosure Letter, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person, other than investments in short-term debt securities.

SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on May 18, 2006, (i) 57,834,890 shares of Company Common Stock (which number includes up to 996,000 shares of unvested restricted Company Common Stock (the “Restricted Company Shares”)) and no shares of Company Preferred Stock were issued and outstanding, (ii) 0 shares of Company Common Stock were held by the Company in its treasury, (iii) 869,900 shares of Company Common Stock were subject to outstanding Company Employee Stock Options and 262,494 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans in each case subject to adjustments required to be made on the terms set forth in the agreements governing the Company Employee Stock Options and the Company Stock Plans, (iv) the Company was obligated to issue up to a maximum of 14,975,379 shares of Company Common Stock pursuant to the terms of the Company’s 7.0% Convertible Senior Subordinated Notes due 2010 (assuming the Closing Date is July 30, 2006) and (v) 2,749,206 shares of Company Common Stock were reserved for issuance pursuant to the Company’s Stock Awards Program subject to adjustments required to be made on the terms set forth in the Company’s Stock Awards Program. Except as set forth above, at the close of business on May 18, 2006, no shares of capital stock or other voting securities of the Company were, and, immediately prior to the Effective Time no shares of capital stock or other voting securities of the Company will be, issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under any Company Stock Plan that were not granted in tandem with a related Company Employee Stock Option. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the GBCC, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. All shares of Company Common Stock issued under the Company’s Stock Awards Program have been offered, issued and sold pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission and for which no stop order or investigation is pending. Except as set forth in Section 3.03(a) of the Company Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, except for the Company’s 7.0% Convertible Senior Subordinated Notes due 2010, convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above or in Section 3.03(a) of the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company does not have in place, and is not subject to, a shareholder rights plan, “poison pill” or similar plan or instrument.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously (with one director absent) adopted resolutions (i) adopting this Agreement and the other Transaction Agreements to which it is a party, the Merger, the Charter Amendment and the other Transactions, (ii) determining that the terms of the Merger, the Charter Amendment and the other Transactions are fair to and in the best interests of the Company and its shareholders and (iii) recommending that the Company’s shareholders approve this Agreement, the Merger and the Charter Amendment. The Company is not subject to Parts 2 and 3 of Article 11 of the GBCC. To the knowledge of the Company, no state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements to which it is a party, the Merger or any other Transaction.

(c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement, the Charter Amendment and the Merger is (i) approval of an amendment to the Company Charter in substantially the form of Exhibit A (the “Charter Amendment”) by a majority of the votes entitled to be cast on the amendment by the holders of outstanding shares of Company Common Stock (the “Charter Amendment Approval”) and (ii) the approval of this Agreement by a majority of all the votes entitled to be cast by the holders of outstanding shares of Company Common Stock (the “Merger Approval” and, together with the Charter Amendment Approval, the “Company Shareholder Approval”).

SECTION 3.05. No Conflicts; Consents. (a) Except as set forth in Section 3.05(a) of the Company Disclosure Letter, the execution and delivery and performance by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b) and the receipt of the Company Shareholder Approval, any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (ii) above, any Contract that is not material to the Company and the Company Subsidiaries taken as a whole, or, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Significant Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) compliance with any mandatory pre-merger notification and approval requirements under any foreign (non-US) antitrust or competition laws (“Foreign Antitrust Laws”), (ii) the filing with the SEC of (A) a proxy or information statement relating to the Charter Amendment and the adoption of this Agreement by the Company’s shareholders (the “Proxy Statement”), and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Charter Amendment and the Certificates of Merger with the Secretary of State of the State of Georgia or the State of Delaware, as applicable, and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) any filings or notifications required under the listing standards of the Nasdaq National Market, and (v) such items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or are set forth in Section 3.05(b) of the Company Disclosure Letter. The aggregate fair market value of the “non-exempt assets” (as such term is used for purposes of 16 C.F.R. 802.4) of the Company and the Company Subsidiaries is less than $56,700,000.

SECTION 3.06. SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, and statements required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since

December 31, 2005 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Documents”).

(b) As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Company SEC Documents (excluding any disclosure set forth in any risk factor section and/or in any section relating to forward-looking statements) filed and publicly available prior to the date hereof (the “Filed Company SEC Documents”), as of the date of this Agreement neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than any such liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and, to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX except as may have been in existence prior to the effective date of Section 402 of SOX.

(f) Except as set forth in Section 3.06(f) of the Company Disclosure Letter, the Company has not received any oral or written notification of a ”material weakness” in the

Company’s internal controls over financial reporting, and, to the knowledge of the Company, there is no set of circumstances that would reasonably be expected to result in a “material weakness” in the internal controls over financial reporting of the Company or any of its Subsidiaries that is required to file reports with the SEC under the Exchange Act. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Public Company Accounting Oversight Board’s Auditing Standard 2, as in effect on the date hereof.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h) To the knowledge of the Company, the Company is in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the Nasdaq National Market.

SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in Section 3.08 of the Company Disclosure Letter or the Filed Company SEC Documents, since December 31, 2005, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

(a) any change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

(c) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(d) (i) any granting by the Company or any Company Subsidiary to any director, officer or employee of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 2005, (ii) any granting by the Company or any Company Subsidiary to any such director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2005, or (iii) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee;

(e) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company;

(f) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund;

(g) any capital expenditures; or

(h) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had a Company Material Adverse Effect.

SECTION 3.09. Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been paid. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The most recent audited consolidated financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. Since the date of the most recent audited consolidated financial statements contained in the Filed Company SEC Documents, neither the Company nor any of the Company Subsidiaries has incurred any liability for material Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary and no requests for waivers of the time to assess any such Taxes are pending.

(c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years prior to and including 2001. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Except as disclosed in Section 3.09(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

(e) Other than customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice, there are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries other than agreements solely between the Company and the Company Subsidiaries.

(f) None of the Company and the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company and the Company Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except, in the case of clauses (ii), (iii) and (iv), pursuant to customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice.

(g) Except as disclosed in Section 3.09(g) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(h) Neither the Company nor any of the Company Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of any of the Company Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

(i) Neither the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) For purposes of this Agreement:

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code Section 59A), social security, workers’ compensation, estimated, unemployment compensation or net worth; alternative or add-on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.10. Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or in Section 3.10 of the Company Disclosure Letter, from December 31, 2005, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plans. As used herein, “Company Benefit Plan” means any bonus, pension, profit sharing, employment, consulting, indemnification, severance, change of control, termination, compensation, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based retirement, paid time off, severance, disability, death benefit, hospitalization, health, cafeteria, flexible spending, tuition assistance, welfare or other plan, agreement, arrangement or understanding (whether or not legally binding) providing for compensation or benefits (a) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six complete calendar years by the Company or any entity that would be deemed a “single employer” with the Company or any Company Subsidiary under Section 414 of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (an “ERISA Affiliate”) on behalf of any employee, director, or shareholder of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries or (b) with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has or has had any obligation to on behalf of any such employee, director, shareholder, or beneficiary. Except as disclosed in the Filed Company SEC Documents or in Section 3.10 of the Company Disclosure Letter, there are no employment, consulting, indemnification, severance, change of control or termination agreements or arrangements between the Company or any Company Subsidiary on the one hand, and any current or former employee, officer or director of the Company or any Company Subsidiary on the other hand, nor does the Company or any Company Subsidiary have any general severance plan or practice.

SECTION 3.11. ERISA Compliance; Excess Parachute Payments.

(a) Section 3.11(a) of the Company Disclosure Letter contains a list and a brief description of all Company Benefit Plans. To the knowledge of the Company, each Company Benefit Plan has been administered in compliance with its terms and applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

(b) Except as disclosed in the Filed Company SEC Documents or in Section 3.11(b) of the Company Disclosure Letter, all Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened nor, to the knowledge of the Company, has any such Company Pension Plan been operated or amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. As used herein, “Company Pension Plan” means any Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(c) Except as disclosed in Section 3.11(c) of the Company Disclosure Letter, no Company Pension Plan is, or in the past six complete calendar years has been, subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any Company Subsidiary, any officer of the Company or any of the Company Subsidiaries or any of the Company Benefit Plans that are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, except as disclosed in Section 3.11(d) of the Company Disclosure Letter, (i) no such Company Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) or otherwise, (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code and (iii) no such Company Benefit Plan obligates the Company or any Company Subsidiary to provide coverage to former employees, officers or directors except as may be required under Part 6 of Title I of ERISA and at the sole expense of the participant and the participant’s beneficiary.

(e) Except as disclosed in Section 3.11(e) of the Company Disclosure Letter, the execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Charter Amendment, the Merger and the other Transactions and compliance with the terms hereof and thereof will not (whether alone or in combination with another event) (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) Other than payments that may be made to the persons listed in Section 3.11(f) of the Company Disclosure Letter (the “Primary Company Executives”), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.11(f) of the Company Disclosure Letter is (i) the estimated maximum amount that would be paid to each Primary Company Executive as a result of the Merger and the other Transactions under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive calculated as of the date of this Agreement.

(g) Full payment has been made of all amounts that are required under each Company Benefit Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Company Benefit Plan ended on or before the date of this Agreement and all periods subsequent thereto. All bonuses payable to employees of any Company or Company Subsidiary with respect to performance in periods including all or a portion of calendar year 2005 and 2006 have been fully paid.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Letter, none of the Company, any Company Subsidiary, any ERISA Affiliate or, to the knowledge of the Company, any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Company Benefit Plan (other than a modification or change required by ERISA or the Code).

(i) All Company Employee Stock Options and Company SARs were granted with a per-share exercise price at least equal to the fair market value of an underlying share of Company Common Stock on the date of grant.

(j) To the knowledge of the Company, no Company Benefit Plan is under audit or investigation by any Governmental Entity, no Governmental Entity has given notice of its intention to commence an audit or investigation, and no such completed audit, if any, has resulted in the imposition of any tax or penalty, except as would not reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan is funded through an offshore trust.

(k) Except as set forth in Section 3.11(k) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary is based outside of the United States. In addition to the foregoing, neither the Company nor any Company Subsidiary has sponsored or incurred any liability with respect to any Company Benefit Plan that is not subject to United States law.

SECTION 3.12. Litigation. Except as disclosed in the Filed Company SEC Documents or Section 3.12 of the Company Disclosure Letter, (i) there is no suit, action or proceeding (each, an “Action”) (or group of related Actions) pending or, to the knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiaries or any of the directors or officers of the Company or any of the Company Subsidiaries in their capacity as such, that would reasonably be expected to result in an adverse judgment in excess of $1,000,000 and (ii) there is no Action (or group of related Actions) pending or, to the knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiaries or any of the directors or officers of the Company or any of the Company Subsidiaries in their capacity as such, that has had or would reasonably be expected to have a Company Material Adverse Effect, if adversely determined. Neither the Company nor any Company Subsidiaries, nor, to the Company’s knowledge, any officer, director or employee of the Company or any Company Subsidiaries, has been permanently or temporarily enjoined by any order, writ, injunction or decree (each, an “Order”) of any court or Governmental Entity or any arbitral or other dispute resolution body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Company Subsidiary, nor, to the knowledge of the Company, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiaries under investigation by any Governmental Entity. Except as disclosed in the Filed Company SEC Documents or in Section 3.12 of the Company Disclosure Letter, there is no Order enjoining or requiring the Company or any of the Company Subsidiaries to take any action of any kind with respect to its business, assets or properties, except as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.13. Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents or in Section 3.13 of the Company Disclosure Letter, the Company and the Company Subsidiaries are in compliance with all applicable Judgments and Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents or in Section 3.13 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws (“Permits”), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except where the failure to obtain any such Permit, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits, except where such default or violation, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Merger, in and of

itself, would not cause the revocation or cancellation of any such Permit that is material to the Company and the Company Subsidiaries taken as a whole. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

SECTION 3.14. Brokers. No broker, investment banker, financial advisor or other person, other than JMP Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and JMP Securities LLC relating to the Merger and the other Transactions. Section 3.14 of the Company Disclosure Letter sets forth a true and correct statement of the amount of all fees and expenses paid or payable to JMP Securities LLC in connection with the Merger and the other Transactions.

SECTION 3.15. Opinion of Financial Advisor. The Company has received the opinion of JMP Securities LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a signed copy of which opinion shall be delivered to Parent as soon as reasonably practicable following the execution of this Agreement.

SECTION 3.16. Environmental Matters.

(a) Except as disclosed in the Filed Company SEC Documents or in Section 3.16 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ properties or any other property but arising from the Company’s or any of the Company Subsidiaries’ properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (iii) received any written notice (A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of the Company’s or any of the Company Subsidiaries’ properties or any other properties (collectively, “Environmental Laws”) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (B) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, or (C) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties. For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, and any substances defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Environmental Law. No Lien has been placed upon any of the Company’s or the Company Subsidiaries’ properties under any Environmental Law.

(b) No Environmental Law imposes any obligation upon the Company or the Company Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

SECTION 3.17. Contracts. (a) Subsections (i) through (iv) of Section 3.17(a) of the Company Disclosure Letter contain a list of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound (such Contracts, the “Company Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any portion of the business of the Company and/or the Company Subsidiaries is or would be conducted or through which the Company and/or the Company Subsidiaries can restrict the conduct of business by any other person;

(iii) (A) any Contract for the purchase or sale of real property that is material to the Company and the Company Subsidiaries taken as a whole or (B) any lease for real property by a third person to the Company or any Company Subsidiary or by the Company or any Company Subsidiary to a third person pursuant to which the Company or any Company Subsidiary expects to pay amounts or derive revenues of $10,000 or more per annum during 2006, 2007 or 2008;

(iv) any Contract that provides for remaining annual consideration or revenue in an amount in excess of $100,000;

(v) any Contract of the Company or any Company Subsidiary (A) evidencing indebtedness for borrowed money of the Company or any Company Subsidiary; (B) guaranteeing any such indebtedness of another person; (C) constituting debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary; (D) guaranteeing any debt securities of another person; (E) constituting a “keep well” or other agreement to maintain any financial statement condition of another person or (F) having the economic effect of any of the foregoing; and

(vi) any Contract with any director, executive officer or affiliate of the Company or any of the Company Subsidiaries.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries that is a party to a Company Material Contract has performed all obligations to be performed by it under such Company Material Contract.

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Letter, each Company Material Contract is a valid and binding agreement, is in full force and effect, is enforceable by the Company or the Company Subsidiary that is a party thereto against each other party thereto in accordance with its terms. To the knowledge of the Company, each other party to a Company Material Contract is not in default or in breach in any material respect of any such Company Material Contract.

(d) Section 3.17(d) of the Company Disclosure Letter sets forth a complete and correct schedule of all amounts owing as of the date hereof under each of the Company Material Contracts listed or required to be listed in Section 3.17(a)(v) of the Company Disclosure Letter, together with the per annum interest rate and the maturity date.

SECTION 3.18. Properties. (a) Except as set forth in Section 3.18(a) of the Company Disclosure Letter, each of the Company and each of the Company Subsidiaries has good, valid and marketable title to, or valid leasehold interests in, all of its properties and assets free and clear of all Liens except for Permitted Liens. The assets, and properties owned, leased or licensed by the Company and such Company Subsidiaries include all assets, properties and interests in properties (tangible and intangible) reasonably necessary to enable the Company and the Company Subsidiaries to carry on the Company’s business as presently conducted and as presently proposed to be conducted.

(b) Section 3.18(b) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned by the Company and each of the Company Subsidiaries and the full name of the title holder of such real property (the “Owned Real Property”). Each of the Company and the Company Subsidiaries have good and marketable title to its Owned Real Property free and clear of all Liens other than Permitted Liens.

(c) Section 3.18(c) of the Company Disclosure Letter contains a true, correct and complete list of all real property in which the Company or any Company Subsidiaries owns or has a leasehold interest (the “Leased Property”, and together with the Owned Real Property, the “Real Property”) held under leases, subleases, licenses and/or other types of occupancy agreements (the “Real Property Leases”). No consent of any lessor under any Real Property Lease is required to consummate the transactions contemplated hereby. Each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the lessor and the Company or the Company Subsidiaries. No material default exists on the part of the lessor or the Company and its Company Subsidiaries under any Real Property Lease. Other than as set forth on Section 3.18(c) of the Company Disclosure Letter, none of the Real Property Leases has been amended, modified, supplemented or superseded. No rents under any Real Property Lease have been prepaid, except for the current month’s rent. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, no Person has any outstanding option, right of first offer or right of first refusal to purchase any Real Property. The information set forth on Section 3.18(c) of the Company Disclosure Letter regarding (i) the expiration date of each Real Property Lease, (ii) the current monthly base rent payable by the Company or a Company Subsidiary for each Real Property Lease, and (iii) the security deposit held by the lessor for each Real Property Lease, is true, correct and complete in all material respects.

(d) The Real Property constitutes all real properties used or occupied by the Company and the Company Subsidiaries in connection with their business.

(e) No zoning or similar land use restrictions are currently in effect or, to knowledge of the Company, proposed by any Governmental Entity that would impair the operation of the Company’s or any Company Subsidiary’s business as currently conducted or which would impair the use, occupancy and enjoyment of any of the Real Property in any material respect. To the knowledge of the Company, all of the Real Property is in material compliance with all applicable zoning or similar land use restrictions, building code requirements, and subdivision requirements of all Governmental Entities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of such Real Property. The Company has not received any notice from any person with regard to (i) encroachments on or off the real property owned or leased by the Company or any Company Subsidiary, (ii) violations of building codes, zoning regulations, subdivision covenants, or (iii) material defects in the good, valid and marketable title of the real property owned or leased by the Company or any Company Subsidiary. No claim or right of adverse possession by any third party has been claimed or, to knowledge of the Company, threatened with respect to the real property owned or leased by the Company or any Company Subsidiary. No portion of the real property owned or leased by the Company or any Company Subsidiary is subject to any pending sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Entity, and no such sale, condemnation, expropriation or taking been proposed or, to knowledge of the Company, threatened.

(f) Each of the Company and each of the Company Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and all such leases are in full force and effect. Each of the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(g) Sections 3.18(g)(i) to (iv) of the Company Disclosure Letter sets forth the name, address and owner of (i) each Jameson Inn owned by the Company or any Company Subsidiary, (ii) each Signature Inn owned by the Company or any Company Subsidiary, (iii) each inn that is franchised by the Company or any Company Subsidiary and (iv) each other material property not included in clauses (i) to (iii) above that is owned or used by the Company or any Company Subsidiary.

(h) For purposes of this Agreement, “Permitted Liens” means: (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books; (b) mechanic’s, materialman’s, supplier’s, vendor’s or similar liens not exceeding $100,000 and arising in the ordinary course of business; (c) zoning, building and other similar restrictions that do not, individually or in the aggregate, materially interfere with the value or current use of any real property; (d) any easement, covenant, right-of-way or other similar restriction recorded in the appropriate recorder’s office in each case that does not materially detract from the value of any real property or materially interfere with the use thereof; and (e) any Lien securing existing indebtedness of the Company or a Company Subsidiary.

SECTION 3.19. Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are used in or reasonably necessary for the conduct of the business of the Company and the Company Subsidiaries taken as a whole. Section 3.19 of the Company Disclosure Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

SECTION 3.20. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. To the best knowledge of the Company, since January 1, 2005 neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. No election or proceeding relating to the labor relations of the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened and, except as would not reasonably be expected to have a Company Material Adverse Effect, no unfair labor practice charge or grievance has been filed against or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has had any union activity or any labor dispute at any time since December 31, 2005. There have been no “plant closings” or “mass layoffs” under the WARN Act. To the knowledge of the Company, there are no charges or complaints, of (a) unlawful harassment or discrimination, (b) failure to pay wages or benefits owed, or (c) any other material labor or employment controversies of any kind, pending or threatened between the Company or any Company Subsidiary and any of their respective employees or their representatives.

SECTION 3.21. Affiliate Transactions. Except as disclosed in the Filed Company SEC Documents or in Section 3.21 of the Company Disclosure Letter, since December 31, 2005, there are and have been no transactions, arrangements, understandings or Contracts between the Company and the Company Subsidiaries, on the one hand, and (i) its affiliates (other than its wholly-owned Company Subsidiaries) or (ii) persons with whom such transaction, arrangement, understanding or Contract would be required to be disclosed under Item 404 of Regulation S-K of the SEC, in each case, on the other hand.

SECTION 3.22. REIT Status. Effective January 1, 2004, the Company ceased to qualify as, and is not currently, a Real Estate Investment Trust within the meaning of the Code and the regulations promulgated thereunder.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate or limited liability company power and authority, as applicable, to conduct its businesses as presently conducted, except where the failure to be so organized, validly existing or in good standing or have such authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02. Interim Operations of Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

SECTION 4.03. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery and performance by each of Parent and Sub of each Transaction Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and Sub. Parent, as sole shareholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each such Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The sole member of Parent, pursuant to a written consent action executed in accordance with the Delaware Limited Liability Company Act, approved this Agreement and the other Transaction Agreements, the Merger and the other Transactions. The Board of Directors of Sub, pursuant to a written consent action executed in accordance with the DGCL, approved this Agreement and the other Transaction Agreements, the Merger and the other Transactions.

SECTION 4.04. No Conflicts; Consents. (a) The execution, delivery and performance by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the articles of incorporation or bylaws (or comparable charter or organizational documents) of Parent or Sub,

(ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or Sub or their respective properties or assets, other than in the case of clauses (ii) or (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the Transactions, other than (i) (A) compliance with and filings under the HSR Act, and (B) compliance with any mandatory pre-merger notification and approval requirements under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Charter Amendment and the Certificates of Merger with the Secretary of State of the State of Georgia or the State of Delaware, as applicable, and (iv) such other items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.06. Financing. Parent has immediate access to sufficient funds as are necessary for payment of the Merger Consideration and to satisfy all of its and Sub’s obligations under this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business.

(a) Conduct of Business by the Company. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual and ordinary course substantially in the same manner as previously conducted; preserve the present material business operations, organizations and goodwill; and maintain its books, accounts and records in the ordinary course, on a basis consistent in all material respects with past practice. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed (except in the case of clauses (ix) and (xv) below, which consent shall be in the sole discretion of Parent)):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, except as such transactions are required pursuant to the Company’s Stock Awards Program in the ordinary course consistent with past practice, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

(iii) amend its articles of incorporation, bylaws or other comparable charter or organizational documents, except as may be contemplated by the terms hereof;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v) (A) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of December 31, 2005, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of December 31, 2005, (C) except as disclosed in Section 5.01(v)(C) of the Company Disclosure Letter, enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(vi) (A) make any change in Tax, financial or other accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP or (B) write up, write down or write off the book value of any assets of the Company or any Company Subsidiary;

(vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (A) any Jameson Inn, Signature Inn or inn that is franchised by the Company or a Company Subsidiary or (B) any properties or assets that (x) are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole or (y) are in excess of $1,000,000 individually;

(viii) (A) incur any indebtedness for borrowed money, except for draws under the Company’s existing current credit facility in the ordinary course of business consistent with past practices (which for this purpose shall take into account the timing and amount of such draws and the uses of such draws during such times), or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term trade payables incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(ix) make or agree or commit to make any new capital expenditure or expenditures other than capital expenditures that (A) have been committed and/or paid for as of the date hereof (which the parties agree shall not in any event exceed $14,300,000 for the period from January 1, 2006 to the date hereof), (B) shall not exceed $700,000 in the aggregate or (C) are necessary repairs to properties consistent with past practice;

(x) make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, (C) settle any Action requiring payments in excess of $100,000 or that would in any manner restrict the operation of the business of the Company or any Company Subsidiary or (D) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement listed in Section 3.17(a)(ii) of the Company Disclosure Letter;

(xii) (A) make any material increase in staffing levels at the Company’s headquarters over those in effect on the date hereof or (B) make any material increase in staffing levels outside the Company’s headquarters other than in the ordinary course of business consistent with past practice;

(xiii) enter into a new line of business or make any material change in the line of business in which it engages as of the date of this Agreement;

(xiv) (A) amend, modify, waive, renew or terminate any Company Material Contact or any provision thereof, (B) enter into, amend, modify, waive, renew or terminate any Contract with any affiliate of the Company or a Company Subsidiary or (C) enter into any Contract that (x) if entered into prior to the date hereof, would constitute a Company Material Contract, (y) would be required to be filed as an Exhibit to Form 10-K under the Exchange Act or (z) would represent a Contract with the Company or a Company Subsidiary with an annual dollar amount received or paid in excess of $50,000 or an aggregate dollar amount of $100,000;

(xv) purchase or otherwise acquire, or enter into any Contract to purchase or otherwise acquire, any real property (unless such Contract is expressly conditioned on the consent of Parent as contemplated hereby); or

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

(c) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any change or event that would reasonably be expected to have a material adverse effect on such party.

(d) Tax Matters. Prior to the Closing, the Company shall provide certifications of non-foreign status as defined in Treasury Regulations Section 1.1445-2(b)(2), duly executed by each of the Company’s shareholders who owns more than 5% of the total fair market value of the Company’s Common Stock within the meaning of Code Section 897(c)(3), that is reasonably satisfactory to Parent for purposes of permitting Parent to determine that there are no withholding obligations under Treasury Regulations Section 1.1445-2. Any failure to provide such certificates within 30 days prior to the Closing shall result in withholding tax under Section 1445 of the Code.

SECTION 5.02. No Solicitation.

(a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on the date that is 25 days after the execution of this Agreement (the “Solicitation Period End Date”), the Company and any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary shall be permitted to (i) directly or indirectly through another person solicit, initiate or encourage the submission of a Company Takeover Proposal and (ii) directly or indirectly through another person participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal; provided, however, that (A) the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Representative of the Company or any Company Subsidiary to, provide to any person any non-public information (other than any immaterial non-public information) with respect to the Company or any Company Subsidiary without first entering into a confidentiality agreement with such person which is not less restrictive than the Confidentiality Agreement; (B) the Company shall promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to such person or its Representatives which was not previously provided to Parent; (C) in no event shall the Company, any Company Subsidiary or their respective Representatives engage in any of the actions described in clause (i) or clause (ii) above with more than seven persons (it being understood that the term “person” for this purpose may not include any person who is a Covered Affiliate nor may any such Covered Affiliate Participate in such “person” or a Company Takeover Proposal made by such “person”) (each of such seven persons, a “Solicited Person”); and (D) the Company shall notify Parent in writing, on a reasonably prompt basis, of the identity of each Solicited Person. The term “Covered Affiliate” means each of Thomas W. Kitchin and Craig R. Kitchin, and each of their respective affiliates or associates other than the Company. The term “Participate” shall mean, with respect to a Covered Affiliate’s participation or involvement, directly or indirectly, in any person (or any affiliate or associate thereof) making or contemplating a Company Takeover Proposal or in any Company Takeover Proposal, (x) the participation or involvement in such person (or its affiliates or associates) or such Company Takeover Proposal whether through equity, debt investment or other investment (or other means of prospective financial gain), employment, consulting, advisory, management or similar relationship (including as a director or executive officer or other relationship of any influence whatsoever) or otherwise and/or (y) having an agreement, arrangement or understanding with respect to, or having discussions with respect to, any of the matters in clause (x). The term “associate” has the meaning assigned to such term in Rule 12b-2 of the Exchange Act.

(b) Subject to Section 5.02(c), from the Solicitation Period End Date until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Representative of, the Company or any Company Subsidiary to, (i) directly or indirectly through another person solicit, initiate or encourage the submission of any Company Takeover Proposal, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly through another person participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(b) by the Company. Subject to Section 5.02(c), on the Solicitation Period End Date, the Company shall immediately cease any existing solicitation, encouragement, discussion, negotiation or other action permitted by Section 5.02(a) conducted by the Company, any Company Subsidiary or any of their respective Representatives regarding any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal.

(c) Notwithstanding anything to the contrary in Section 5.02(b), from the Solicitation Period End Date and prior to the receipt of the Company Shareholder Approval, the Company may, in response to an unsolicited Company Takeover Proposal which did not result from a breach of Section 5.02(b), or a solicited Company Takeover Proposal which did not result from a breach of Section 5.02(a), and which, in either case, the Company Board determines, in good faith, after consultation with outside counsel and independent financial advisors, constitutes or would reasonably be expected to lead to a Superior Company Proposal, (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal.

(d) Subject to Section 8.01(e), neither the Company Board nor any committee thereof shall (i) withdraw or modify, in a manner adverse to Parent or Sub or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement, the Merger and the Charter Amendment, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal (any of the actions or events described in clauses (i) or (ii), an “Adverse Recommendation Change”) or (iii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, the Company Board may make an Adverse Recommendation Change in response to a Superior Company Proposal but only in accordance with Section 8.05(b); provided, that the Company shall have complied with all provisions thereof.

(e) The Company promptly (but in any event within 48 hours) shall advise Parent orally and in writing of any Company Takeover Proposal or, following the Solicitation Period End Date, any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the financial and other material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent reasonably informed of the status, including any change to the terms, of any such Company Takeover Proposal or inquiry and (ii) provide Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided by the Company to any third party in connection with any Company Takeover Proposal that was not previously provided to Parent.

(f) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure required under applicable Law (including accurate disclosure of the factual information regarding the business, financial condition or results of operations of the Company or the fact that a Company Takeover Proposal has been made, the identity of the party making such proposal or the terms of such proposal to the extent such factual information is required to be disclosed under applicable Law) to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(d). Notwithstanding anything in this Section 5.02, none of the Company, the Company Board or any committee thereof shall take, agree or resolve to take any action that would result in the Company’s shareholders no longer being legally capable under the GBCC of validly approving this Agreement, the Merger and the Charter Amendment.

(g) For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person, (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company or (iv) any proposal or offer to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) over 20% of the consolidated total assets of the Company, in a single transaction or a series of transactions, in each case other than the Transactions.

“Superior Company Proposal” means any bona fide written proposal made by a third party who is not a Covered Affiliate (nor may any such Covered Affiliate Participate in or with such third party or in such proposal) to acquire all the equity securities or substantially all of the assets of the Company (x) with respect to such a proposal made by a Solicited Person, for exclusively cash consideration and (y) with respect to such a proposal made by all other such third parties, for cash consideration and/or equity securities generally entitled to vote for the election of directors and listed on the New York Stock Exchange or the American Stock Exchange, or quoted on the Nasdaq National Market (or a successor to the Nasdaq National Market) (such equity securities, “Equity Securities”), and in any case pursuant to a tender offer or exchange offer, a merger or a consolidation, or a sale of all or substantially all of its assets, (i) on terms which the Company Board determines in good faith, after consultation with the Company’s financial advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Transactions, taking into account any proposal by Parent to amend the terms of the Transactions or this Agreement (provided, that for purposes of determining the value of any Equity Securities in connection with assessing favorability from a financial point of view, the value of such Equity Securities (1) shall be deemed to be equal to the lower of (A) the average closing price for such securities for the 30 consecutive trading days ending on the day (the “Determination Date”) that immediately precedes the date on which a Superior Proposal Determination is made with respect to such Company Takeover Proposal and (B) the closing price of such Equity Securities on the Determination Date, and (2) except as specified in clause (1) shall be deemed not to include any other measure of value), (ii) that is not subject to any financing condition or contingency and (iii) that would reasonably be expected to be capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Proxy Statement; Shareholders Meeting.

(a) The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable following the date of this Agreement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. Notwithstanding the foregoing, prior to filing or mailing the preliminary or definitive Proxy Statement (or any amendment or supplement thereto) or responding to the comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all reasonable comments proposed by Parent.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company agrees that it shall postpone its 2006 annual meeting of shareholders until after the Company Shareholder Meeting has been held, unless such meeting is compelled pursuant to applicable Law. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval and shall take all lawful action to solicit the Company Shareholder Approval by the requisite vote of the Company’s shareholders, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.02(d). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the making of any Adverse Recommendation Change.

SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, lenders, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all its and its subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request, which information shall be complete and correct in all material respects. The Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Part 1 of Article 16 of the GBCC (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated May 2, 2006 between the Company and Parent (the “Confidentiality Agreement”).

SECTION 6.03. Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement to which it is a party or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements to which it is a party; provided, however, that neither the Company nor Parent or Sub shall be required to consent to any action described in Section 7.02(c). In connection with and without limiting the foregoing, the Company and the Company Board shall (i) use their reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement to which the Company is a party and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement to which the Company is a party, use their reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements to which the Company is a party. To the extent permitted by applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions. The Company and Parent shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other Transactions.

(b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Company Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) The Company shall use its reasonable best efforts to assist and cooperate with Parent and Sub in connection with their efforts to obtain any financing utilized by Parent or Sub in connection with the consummation of the Transactions, including providing, in accordance with the terms of Section 6.02, reasonably required information relating to the Company and the Company Subsidiaries to the financial institution or institutions providing such financing and executing and delivering, and causing such Company Subsidiaries to execute and deliver, customary certificates or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to such financing as may be reasonably requested by Parent in connection with such financing; provided, however, that no obligation of the Company or any Company Subsidiary under any such certificate, document or instrument shall be effective until the Effective Time and none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with such financing prior to the Effective Time.

SECTION 6.04. Company Stock Options.

(a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the stock plans of the Company (“Company Stock Plans”)) shall adopt such resolutions or take such other actions as are required to (A) adjust the terms of all outstanding Company Employee Stock Options and all outstanding Company stock appreciation rights (each a “Company SAR”) heretofore granted under any Company Stock Plan to provide that each Company Employee Stock Option (and any Company SAR related thereto) outstanding immediately prior to the Effective Time shall be canceled in exchange for a cash payment by the Company at the Effective Time of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised and (B) cause the vesting of the Restricted Company Shares immediately prior to the Effective Time. As used herein, “Company Employee Stock Option” means any option to purchase shares of Company Common Stock granted to any employee, director, independent contractor or other service provider of the Company or any Company Subsidiary.

(b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time. The Company shall use its best efforts to obtain all consents of the holders of the Company Employee Stock Options and the holders of the Restricted Company Shares as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent’s request, be withheld in respect of any Company Employee Stock Option and Restricted Company Share until all necessary consents are obtained.

SECTION 6.05. Benefit Plans. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all Company Benefit Plans to which the Company or any Company Subsidiary is a party as in effect on the date hereof, to the extent such Company Benefit Plans are binding obligations of the Company or any Company Subsidiary. Nothing herein is intended to restrict, and neither the Company nor any Company Benefit Plan has taken or shall take any action that restricts, the Surviving Corporation’s right to terminate or amend any Company Benefit Plan in accordance with the terms thereof. Nothing in this Section 6.05, expressed or implied, shall be construed as giving any Person (including, without limitation, any employee or beneficiary thereof) other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements, plans and policies disclosed in Section 6.05(b) of the Company Disclosure Letter.

(c) To the extent permitted under Section 409A of the Code, Parent shall cause any payments due to employees at Closing pursuant to the plans or agreements set forth on Section 6.05(c) of the Company Disclosure Letter to be paid in a lump sum at the Effective Time; provided, however, that payment of any “deferred compensation” to a “specified employee” (in each case, within the meaning of Section 409A of the Code and the published guidance thereunder) may be postponed until six months after the Effective Time solely to the extent necessary to avoid the imposition of tax under Section 409A of the Code.

SECTION 6.06. Indemnification, Exculpation and Insurance.

(a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify the current or former directors, officers, employees or agents of the Company and the Company Subsidiaries (the “Covered Persons”) for acts or omissions by such Covered Persons occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws or individual indemnity or other agreements to which such Covered Persons are a party, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions. Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to advance funds for expenses incurred by Covered Persons so indemnified in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(c) From and after the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any Covered Person who acts or has acted as a fiduciary under any Company Benefit Plan (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer or director of the Company or any of its subsidiaries, including in respect of this Agreement, any other Transaction Agreement, the Merger and the other Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 6.06(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement or any other Transaction Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.06.

(e) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.06, and this Section 6.06 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

SECTION 6.07. Fees and Expenses.

(a) Except as provided in this Section 6.07, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent the Termination Fee if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) Parent terminates this Agreement pursuant to 8.01(d); or (iii) (A) after the date of this Agreement and prior to the termination of this Agreement pursuant to Article VIII, any person makes a Company Takeover Proposal or amends a Company Takeover Proposal made prior to the date of this Agreement, (B) this Agreement is terminated by either the Company or Parent pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv) (but only if such Company Takeover Proposal is publicly announced at or prior to the time of the Company Shareholder Meeting) or by Parent pursuant to Section 8.01(c) and (C) within 12 months after the date of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such Company Takeover Proposal. Solely for the purposes of clause (iii)(C) of the first sentence of this Section 6.07(b), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(g), except that all references to “20%” shall be changed to “40%.” The term “Termination Fee” shall mean (i) $2,500,000 in the event this Agreement is terminated at or prior to the time of the Solicitation Period End Date and (ii) $5,000,000 in the event this Agreement is terminated after the time of the Solicitation Period End Date. Any Termination Fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) of the first sentence of this Section 6.07(b), such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). The Company acknowledges that the agreements contained in this Section 6.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amounts due pursuant to this Section 6.07(b) as and when due, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in this Section 6.07(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit together with interest on the amounts set forth in this Section 6.07(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. It is expressly acknowledged that in no event shall the Company be required to pay the fee referred to in this Section 6.07(b) on more than one occasion.

(c) If this Agreement is terminated by Parent as provided in Section 8.01(c), then the Company shall pay to Parent, forthwith upon demand by Parent, the Expenses incurred by Parent, up to $1,000,000 in the aggregate. “Expenses” means all reasonable out-of-pocket expenses (including reasonable fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, for arranging or structuring the Transactions, and all reasonable fees of counsel, accountants, experts and consultants to Parent (in the case of Section 6.07(c)) or the Company (in the case of Section 6.07(d)), and all printing and advertising expenses) actually incurred by banks, investment banking firms, other financial institutions and other persons, and assumed by Parent (in the case of Section 6.07(c)) or the Company (in the case of Section 6.07(d)) in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring of the Transactions and any agreements relating thereto; provided, however, that in no event shall the Company be obligated to reimburse any fees or expenses directly or indirectly attributable to the preparation and submission of the Notice of Intention to Nominate Candidates for Election to the Board of Directors of Jameson Inns, Inc. and to Propose Other Business, Including the Removal of Incumbent Directors by Cede & Co., on behalf of Argila, LLC, dated April 21, 2006 and addressed to the Company.

(d) If this Agreement is terminated by the Company as provided in Section 8.01(e), then Parent shall pay to the Company, forthwith upon demand by the Company, the Expenses incurred by the Company, up to $1,000,000 in the aggregate.

SECTION 6.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to consult with each other before issuing, and, to the extent reasonably practicable, provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.10. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any Transaction, and no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

SECTION 6.11. Other Actions by Parent. Parent shall not, and shall use its reasonable best efforts to cause its affiliates not to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) Antitrust. The waiting period (and any extension thereof), if any, applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any Consents, and filings under any Foreign Antitrust Law, the absence of which would prohibit the consummation of the Merger or would reasonably be expected to have a Company Material Adverse Effect, shall have been obtained or made.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its best reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 3.03, Section 3.17(d) and Section 3.18(g) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) the representations and warranties of the Company set forth in this Agreement that are qualified as to Company Material Adverse Effect or materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties qualified as to Company Material Adverse Effect or materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Litigation. There shall not be pending any Action by any Governmental Entity that has arisen after the date of this Agreement and has a reasonable likelihood of success, relating to the Merger (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise would reasonably be expected to have a Company Material Adverse Effect.

(d) Charter Amendment. Immediately prior to the Effective Time, the Charter Amendment shall have been duly filed with the Secretary of State of the State of Georgia and shall be in full force and effect.

(e) Dissent Shares. The amount of Dissent Shares shall not constitute more than 10% of the aggregate number of shares of Company Common Stock outstanding as of the date hereof.

SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to Parent Material Adverse Effect or materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to Parent Material Adverse Effect or materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before December 31, 2006 (the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if any condition to the obligation of such party to consummate the Merger set forth in Section 7.02 (in the case of Parent) or 7.03 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a material breach of any Transaction Agreement by the party seeking to terminate this Agreement; or

(iv) if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement);

(d) by Parent:

(i) if the Company Board or any committee thereof makes an Adverse Recommendation Change;

(ii) if (A) the Company or any of its officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by Section 5.02 but for the exceptions therein allowing certain actions to be taken pursuant to Section 5.02(c) or the second sentence of Section 5.02(d), unless such action has only an immaterial effect on Parent, or (B) the Company gives Parent a Superior Proposal Notice; or

(iii) if a tender offer or exchange offer relating to the shares of Company Common Stock shall have been commenced by any person and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender offer or exchange offer is first published, sent or made, a statement that the Company recommends rejection of such tender offer or exchange offer;

(e) by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement); or

(f) by the Company prior to receipt of the Company Shareholder Approval in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.14, the last sentence of Section 6.02, Section 6.07, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the material and intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

SECTION 8.03. Amendment. Subject to Section 9.09, this Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. Subject to Section 9.09, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver.

(a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or, to the extent permitted by law, the duly authorized designee of its Board of Directors.

(b) The Company Board may make an Adverse Recommendation Change pursuant to Section 5.02(d) or the Company may terminate this Agreement pursuant to Section 8.01(f), in each case, at a time prior to receipt of the Company Shareholder Approval only if: (1) the Company Board has received a Superior Company Proposal; (2) in light of such Superior Company Proposal the Company Board shall have determined in good faith after consultation with outside counsel, that the failure of the Company Board to make an Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties under applicable Law (any such determination, a “Superior Proposal Determination”); (3) the Company has notified Parent in writing that it has made a Superior Proposal Determination (any such notice, a “Superior Proposal Notice”) and provided Parent a copy of the document and/or agreement providing for the Superior Company Proposal (including any other documents or agreements referred to in or entered into in connection with the Superior Company Proposal relating thereto); (4) at least five business days following receipt by Parent of the Superior Proposal Notice (such time period, the “Notice Period”), and taking into account any revised proposal (including any proposal to amend the terms of the Transactions or this Agreement) made by Parent since receipt of the Superior Proposal Notice, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made a Superior Proposal Determination; (5) the Company is in compliance, in all material respects, with Section 5.02; (6) in the case of a termination by the Company of this Agreement pursuant to Section 8.01(f), the Company has previously paid the Termination Fee due under Section 6.07; (7) in the case of a termination by the Company of this Agreement pursuant to Section 8.01(f), the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal; and (8) Parent is not at such time entitled to terminate this Agreement pursuant to Section 8.01(c) or Section 8.01(d)(ii)(A). The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of a Company Takeover Proposal that is determined to be a Superior Company Proposal shall be deemed to constitute a new Superior Company Proposal for purposes of this Section 8.05(b) and shall trigger a new Notice Period.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to:

Argila, LLC

1650 Tysons Boulevard

Suite 1600

McLean, VA 22102

Telecopy No.: (703) 714-8107

Attention: President

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Telecopy No.: (212) 326-2061

Attention: Drake S. Tempest

(b)	if to the Company, to:

Jameson Inns, Inc.

41 Perimeter Center East, Suite 400

Atlanta, Georgia 30346

Telecopy No.: (770) 901-9203

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street N.E.

Suite 800

Atlanta, Georgia 30309

Telecopy No.: (404) 581-8330

Attention: Lizanne Thomas

SECTION 9.03. Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “Company Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition, prospects or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America or (ii) conditions generally affecting industries in which any of the Company or the Company Subsidiaries operates (except, in the case of clauses (i) and (ii) above, if the event, change, effect, development, condition or occurrence materially and disproportionately impacts the business, assets, financial condition, prospects or results of operations of the Company and the Company Subsidiaries, taken as a whole), (b) the ability of the Company to perform its obligations under this Agreement or (c) the ability of the Company to consummate the Merger and the other Transactions to be performed or consummated by the Company.

A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other Transactions.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04. Interpretation; Company Disclosure Letter. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 6.06, as to which any Covered Person shall constitute a third party beneficiary and such section shall be enforceable thereby, are not intended to confer upon any shareholder, employee, director, officer or other person other than the parties hereto any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed wholly within such State, except to the extent the provisions of the GBCC or the DGCL are mandatorily applicable to the Merger or the provisions of the GBCC are mandatorily applicable to the Charter Amendment.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. In the event that Sub assigns all its rights, interests and obligations under this Agreement pursuant to the preceding sentence to any Code Subchapter C corporation that is a direct or indirect wholly owned subsidiary of Parent organized under the laws of Georgia, all references to the Secretary of State of the State of Delaware and the DGCL shall be deemed deleted and the term “Certificates of Merger” shall be deemed to refer only to the Georgia Certificate of Merger. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Georgia state court or any Federal court located in the State of Georgia, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Georgia state court or any Federal court located in the State of Georgia in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any Georgia state court or any Federal court sitting in the State of Georgia and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

ARGILA, LLC

By	/s/ Alex Gilbert
Name:	Alex Gilbert
Title:	Principal

WHISKEY MERGER CORP.

By	/s/ Alex Gilbert
Name:	Alex Gilbert
Title:	President

JAMESON INNS, INC.

By	/s/ Thomas W. Kitchin
Name:	Thomas W. Kitchin
Title:	Chief Executive Officer

EXHIBIT A

FORM OF CHARTER AMENDMENT

AMENDMENT TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

JAMESON INNS, INC.

1. Amendment. The Amended and Restated Articles of Incorporation of Jameson Inns, Inc. (the “Company”) are hereby amended as follows:

A.	Article IV Section C paragraph 4 is deleted in its entirety.

B.	Article IV Section C paragraph 5 is deleted in its entirety.

C.	Article IV Section C paragraph 6 is deleted in its entirety.

D.	Article IV Section D is deleted in its entirety.

E.	Article IV Section E is deleted in its entirety.

F.	Article IV Section F is renumbered to Section D.

G.	Article IV Section G is renumbered to Section E.

2. Shareholder Approval. The amendments set forth in paragraph 1 of this Amendment have been approved by the shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

3. Effective Date. The amendments set forth in paragraph 1 will take effect upon the filing of this Amendment to the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia in accordance with the provisions of Section 14-2-1007 of the Georgia Business Corporation Code.

EA-1

EXHIBIT B

FORM OF ARTICLES OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is JAMESON INNS, INC.

ARTICLE II

The address of the Corporation’s initial registered office in the State of Georgia is 1950 Century Boulevard, N.E., Suite 25, Atlanta, Georgia 30345-3317. The name of the registered agent of the Corporation at such address is Steven A. Curlee. The mailing address of the initial principal office of the Corporation is 1950 Century Boulevard, N.E., Suite 25, Atlanta, Georgia 30345-3317.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Code of the State of Georgia.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.10 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution adopted by the Board of Directors of the Corporation.

EB-1

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law.

The Company Disclosure Letter has been omitted, and the Registrant agrees to furnish supplementally a copy of the omitted letter to the SEC upon its request.

EB-2

Appendix B

SUMMARY OF

AMENDMENT TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

JAMESON INNS, INC.

1. Introduction. The Amended and Restated Articles of Incorporation of Jameson Inns, Inc. (the “Company”), contain common stock ownership restrictions originally adopted because of the Company’s status as a real estate investment trust. The Company proposes to amend the Amended and Restated Articles to eliminate these stock ownership restrictions which are no longer necessary since the Company relinquished its status as a real estate investment trust.

2. Amendment. The Amended and Restated Articles of Incorporation will be amended as follows:

A.	Article IV Section C paragraph 4 is deleted in its entirety.

B.	Article IV Section C paragraph 5 is deleted in its entirety.

C.	Article IV Section C paragraph 6 is deleted in its entirety.

D.	Article IV Section D is deleted in its entirety.

E.	Article IV Section E is deleted in its entirety.

F.	Article IV Section F is renumbered to Section D.

G.	Article IV Section G is renumbered to Section E.

3. Shareholder Approval. The amendments set forth in paragraph 1 of this Amendment must be approved by the shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

4. Effective Date. The amendments set forth in paragraph 1 will take effect upon the filing of Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia in accordance with the provisions of Section 14-2-1007 of the Georgia Business Corporation Code.

Appendix C

May 22, 2006

PERSONAL AND CONFIDENTIAL

Board of Directors

Jameson Inns, Inc.

41 Perimeter Center East, Suite 400

Atlanta, Georgia 30346

Members of the Board:

We understand that Jameson Inns, Inc. (“Jameson”), together with Argila, LLC (“Parent”) and Whiskey Merger Corp., a wholly owned subsidiary of Parent (“Sub”) propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated May 19, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Sub with and into Jameson. Pursuant to the Merger, Jameson will become a wholly owned subsidiary of Parent and each issued and outstanding share of common stock, par value $0.10 per share (“Common Stock”), other than shares held by Jameson, Parent or Sub, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $2.97 per share of Common Stock in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Jameson;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Jameson prepared by the management of Jameson;

(iii)	reviewed certain financial forecasts prepared by the management of Jameson;

(iv)	reviewed the reported prices and trading activity for Jameson Common Stock;

(v)	compared the financial performance of Jameson and the prices and trading activity of Jameson’s Common Stock with that of certain other publicly–traded companies that we believe are generally comparable to Jameson;

(vi)	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies in lines of business that we believe are generally comparable to Jameson;

(vii)	participated in discussions and negotiations among representatives of Jameson and Parent and their financial and legal advisors;

(viii)	reviewed the Merger Agreement and certain related documents; and

(ix)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by Jameson for the purposes of this opinion. We have further relied upon the assurance of the management of Jameson that they are not aware of any facts that would make any of such information inaccurate or misleading. We have assumed that on or prior to the effective time of the Merger, Jameson’s 7.0% Convertible Senior Subordinated Notes due 2010 will be converted into shares of Common Stock as a result of the Merger. With respect to the financial forecasts we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of Jameson. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of Jameson and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of Jameson, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We were not requested to consider, and our opinion does not address, Jameson’s underlying business decision to enter into the Merger Agreement, or the relative merits of the Merger as compared to any alternative business strategies that might exist for Jameson or the effect of any other transaction in which Jameson might engage. We were not requested to consider, and our opinion does not address, the non-financial terms of the Merger Agreement, nor does it address the terms of any of the related agreements to be entered into by the parties.

We are acting as financial advisor to the Board of Directors of Jameson in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. We will also receive a fee for providing this opinion. In addition, Jameson has agreed to indemnify us against certain liabilities arising out of our engagement. In the past, JMP Securities LLC (“JMP”) and its affiliates have provided financing services for Jameson and have received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, JMP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities of Jameson or any other company or any currency or commodity that may be involved in this transaction. JMP and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, investment banking services to Jameson and have received fees for the rendering of such services.

It is understood that this letter is for the information of the Board of Directors of Jameson only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing required to be made by Jameson in respect of the transaction with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, JMP expresses no opinion or recommendation as to how the shareholders of Jameson should vote at the shareholders’ meeting to be held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ JMP SECURITIES LLC

Appendix D

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

14-2-1301. Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302. Right to dissent.

(a)	A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

	(1)	Consummation of a plan of merger to which the corporation is a party:

		(A)	If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

			(i)	The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

			(ii)	Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations and relative rights identical to those previously held by each shareholder; and

			(iii)	The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

			(iv)	If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

	(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
	(3)	Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

	(4)	An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

	(5)	Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)	A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)	Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

	(1)	In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

	(2)	The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320. Notice of dissenters’ rights.

(a)	If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)	If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. Notice of intent to demand payment.

(a)	If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

	(1)	Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

	(2)	Must not vote his shares in favor of the proposed action.

(b)	A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. Dissenters’ notice.

(a)	If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)	The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

	(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

	(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

	(3)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

	(4)	Be accompanied by a copy of this article.

14-2-1323. Duty to demand payment.

(a)	A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)	A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)	A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324. Share restrictions.

(a)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of payment.

(a)	Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)	The offer of payment must be accompanied by:

	(1)	The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

	(2)	A statement of the corporation’s estimate of the fair value of the shares;

	(3)	An explanation of how the interest was calculated;

	(4)	A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

	(5)	A copy of this article.

(c)	If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to take action.

(a)	If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)	If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a)	A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

	(1)	The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

	(2)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)	A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)	If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

	(1)	The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

	(2)	The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330. Court action.

(a)	If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)	The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)	The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)	Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. Court costs and counsel fees.

(a)	The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)	The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)	If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

JAMESON INNS, INC.

FORM OF PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON JULY 26, 2006

The undersigned hereby appoints Thomas W. Kitchin and Craig R. Kitchin, and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and to vote the Common Stock as specified below at the Special Meeting of Shareholders of Jameson Inns, Inc. to be held on Wednesday, July 26, 2006 at 10:00 a.m., local time, at South Terraces Conference Center, 115 Perimeter Center Place, Atlanta, Georgia 30346, and at any postponement or adjournment thereof, upon the following matters and in accordance with their best judgment with respect to any other matters which may properly come before the meeting, all as more fully described in the Proxy Statement for said Special Meeting (receipt of which is hereby acknowledged).

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to amend our articles of incorporation and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement and in favor of the amendment to our articles of incorporation and in accordance with the best judgment of the designated individuals with respect to matters incidental to the conduct of the meeting or which may otherwise properly come before the meeting.

JAMESON INNS, INC.

41 Perimeter Center East, Suite 400

Atlanta, Georgia 30346-1903

Two Additional Ways to Vote Your Proxy

VOTE BY TELEPHONE OR INTERNET

24 Hours a Day - 7 Days a Week

up until 11:59 p.m. Eastern Time on July [    ], 2006

TELEPHONE	OR	INTERNET	OR	MAIL

[ ] • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.		[ ] • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.		• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING

BY TELEPHONE OR INTERNET

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.	Votes Must Be Indicated ☒ in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

1.	The proposal to approve the Agreement and Plan of Merger, dated as of May 22, 2006, among Argila, LLC, a Delaware limited liability company (an affiliate of JER Partners), Whiskey Merger Corp., a Georgia corporation and wholly owned subsidiary of Argila, LLC, and Jameson Inns, Inc., a Georgia corporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	The proposal to amend our articles of incorporation to eliminate common stock ownership restrictions originally adopted because of our status as a real estate investment trust.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement and in favor of the amendment to our articles of incorporation at the time of the special meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Shareholder approval of both Proposal 1 and Proposal 2 is a condition to closing of the merger. Therefore, if you wish to approve the merger you should approve both Proposal 1 and Proposal 2.

In their discretion, the Proxy Holders are authorized to vote upon such other matter(s) which may properly come before the special meeting and any adjournment(s) or postponements thereof.

Note: Please date and sign this Proxy exactly as name appears. When signing as attorney, trustee, administrator, executor or guardian, please give your title as such. In the case of joint tenants, each joint owner should sign.

Dated:

Share Owner sign here:

Co-Owner sign here: